Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND BETWEEN

RENTECH DEVELOPMENT CORPORATION

AND

ROYSTER-CLARK, INC.

DATED AS OF NOVEMBER 5, 2005

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

Section 9.11.	Certain Understandings	56
Section 9.12.	Specific Performance	56

-iv-

STOCK PURCHASE AGREEMENT

          STOCK PURCHASE AGREEMENT, dated as of November 5, 2005 (this “Agreement”), by and between RENTECH DEVELOPMENT CORPORATION, a Colorado corporation (“Buyer”), and ROYSTER-CLARK, INC., a Delaware corporation (“Seller”).

RECITALS:

          WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock (the “Shares”), of Royster-Clark Nitrogen, Inc., a Delaware corporation (the “Company”);

          WHEREAS, Seller desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller, upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, Buyer and Seller desire to make certain representations, covenants and agreements in connection with the transactions contemplated by this Agreement.

          NOW, THEREFORE, in consideration of and premised upon the various representations, warranties, covenants and other agreements and undertakings of the parties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

          Section 1.1.     Definitions.

                       (a)       For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

          “Acquisition” means the purchase and sale of the Shares referred to in this Agreement.

          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.  For the purposes of this definition, “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by Contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing.  For purposes of the definition of “control,” a general partner or managing member of a Person shall always be considered to control such Person.

          “Applicable Accounting Principles” means (i) the same accounting methods, policies, practices and procedures, with consistent classification, judgments and estimation methodology, as were used by the Company in preparing the Financial Information but (ii) not taking into account any changes in circumstances or events occurring after the closing of business on the Closing Date, except to the extent such changes provide indications of conditions on the Closing Date; provided, however, that inventory shall include, without limitation, supplies, parts, unamortized catalyst expenditures and recovered precious metals.

          “Applicable Law” means any statute, law (including common law), ordinance, rule, code, public administrative interpretation, published policy statement, regulation, judgment, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the Person or Persons referenced.

          “Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

          “Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that would reasonably be expected to cause Buyer to be unable to consummate the transactions contemplated hereby on or before the Drop Dead Date.

          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and rules and regulations thereunder.

          “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

          “Closing” means the completion of the transactions contemplated by this Agreement.

          “Closing Date” means the date of the Closing.

          “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Company Disclosure Schedule” means the disclosure schedule being delivered by Seller to Buyer on the date hereof.

          “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the business, financial condition, results of operations of the Company, or on the ability of Seller to consummate the transactions contemplated hereby on or before the Drop Dead Date, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to, resulting from or relating to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) any adverse conditions affecting the industry generally, declines in any securities market or segment thereof, general national, international or regional economic or financial conditions, or any outbreaks of hostilities or terrorism or escalation thereof or other calamity or crisis; (iii) compliance with the terms of, or the taking of any action required by or consented to by Buyer pursuant to, this Agreement; or (d) actions required to be taken under applicable laws, rules or regulations.

          “Company Proxy Materials” means the SEC Audited Financials, the SEC Unaudited Financials, a description of the Company’s business, a management’s discussion and analysis of the financial condition and results of operations for the Company and risk factors for the Company all in a form that Rentech, Inc. can reasonably include in the Proxy Statement.

          “Contract” means with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order or commitment, whether written or oral, including all amendments, modifications and options thereunder or relating thereto, to which such Person is a party, by which it is bound, to which any of its assets or properties is subject.

          “Credit Agreement” means the Second Amended and Restated Revolving Credit Agreement, dated as of July 22, 2005, by and among Seller, the Company and certain other Subsidiaries of the Seller as the co-borrowers, various financial institutions as lenders, U.S. Bank National Association, as the administrative agent, collateral agent and lead arranger and the CIT Group/Business Credit, Inc., as a collateral agent, providing for up to $250,000,000 of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the agreement, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

          “Distribution Agreement” means the Distribution Agreement by and among Buyer and Seller, in the form attached to this Agreement as Exhibit A.

          “Dollar” or “Dollars” or “$” means United States dollar currency in all cases, unless otherwise specified.

          “East Dubuque Facility” means the Owned Property in East Dubuque, Jo Daviess County, Illinois described in the Title Insurance Policy and the Survey.

          “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program, agreement, arrangement or payroll practice, including, without limitation, employment, consulting or other compensation agreements, equity or equity-based compensation, bonus or other incentive compensation or deferred compensation arrangements, retention, change in control, termination or severance plans or arrangements, employee loans, executive perquisites, vacation pay and educational assistance plans and programs for which the Company has or could reasonably expect to have any Liability (other than any liability arising solely as a result of the Company and any of the Subsidiaries being treated as a single employer with, or under common control with, Seller or any trade or business controlled by or under common control with Seller under Section 414 of the Code and the regulations thereunder).

          “Encumbrance” means any lien, pledge, security interest, charge, encumbrance, mortgage or adverse claims of any kind, except for restrictions imposed by applicable Securities Laws.

          “Environmental Laws” means federal, state and local Applicable Laws imposing standards of conduct or otherwise relating to pollution or protection of the environment and the Management of Hazardous Substances including, without limitation, CERCLA; RCRA; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Pollution Control Act of 1990; and comparable state and local Applicable Laws, each as in effect on the date hereof.

          “Environmental Liabilities” has the meaning set forth in Section 3.17(b).

          “Equity Interests” means: (i) capital stock, partnership interests, membership interests, beneficial interests or any other equity or ownership interests in the Person referenced; (ii) any instruments or securities convertible into or exchangeable for, or whose value is determined by reference to, any such interests; or (iii) any other rights (including Contracts), warrants or options to acquire or dispose of any of the foregoing.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means any entity that is considered a single employer with, or under common control with, the Company under Section 414 of the Code.

          “Escrow Agreement” means that certain Escrow Agreement by and among Buyer, Seller and an escrow agent to be determined in substantially the form attached hereto as Exhibit B, including such changes as the escrow agent may require, which changes shall be subject to the reasonable approval of Buyer and Seller.

          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

          “Extension Fee” means the $7,500 per calendar day fee payable by Buyer to Seller for the extension of the Drop Dead Date permitted by Section 8.1(a)(4), which fees shall accrue and be payable by Buyer to Seller within two (2) Business Days after the earlier of (i) the Closing or (ii) the termination of this Agreement pursuant to Sections 8.1(a)(2)-(4), provided that Seller shall not have been in material breach of any of its obligations or representations or warranties under this Agreement at the time of such termination.

          “Financial Releases” means the releases necessary to release the Company and its Subsidiaries from the liens and guarantees created as a result of the Credit Agreement and the Indenture.

          “Financing Arrangements” means financing arrangements for the Buyer (including the proceeds from debt and/or equity offerings) which will provide sufficient financing for the consummation of the transactions contemplated herein.

          “GAAP” means generally accepted accounting principles as used in the United States of America.

          “Governmental Authority” means any domestic or foreign nation, union of nations, state, territory, province, county, city or other local government or other unit or subdivision thereof or any entity, commission, authority, tribunal, official, agency, department, board, commission, instrumentality, court, arbitrator, any other body legally authorized to exercise legislative, executive, judicial, regulatory, taxing, or administrative functions of or pertaining to government, and any governmental or non-governmental self-regulatory organization.

          “Hazardous Substances” shall include any substance defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” or any similar term under any Environmental Law including without limitation any petroleum product or a fraction thereof or byproduct, radioactive material, asbestos and polychlorinated biphenyls (“PCBs”).

          “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance or similar credit transaction; (v) the liquidation value of all redeemable preferred stock of such Person; (vi) the face amount of all accounts receivable sold to third parties under any factoring or similar arrangement; (vii) all obligations of the type referred to in clauses (i) through (vi) of any other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

          “Indemnified Party” shall mean the party entitled to indemnification pursuant to Article VII.

          “Indemnifying Party” shall mean the party required to indemnify the other party pursuant to Article VII.

          “Indenture” shall mean the Indenture dated as of July 22, 2005 by and among Seller, Royster-Clark ULC, the Company and the other guarantors set forth therein, and Computershare Trust Company of Canada, as Trustee, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

          “Intellectual Property” means: (i) inventions, trade secrets, designs, technology, know how and other confidential or proprietary information and materials; (ii) trade marks and service marks (whether or not registered), applications for trade marks and service marks, trade names, logos, trade dress and all goodwill associated therewith; (iii) mask works and all works of authorship, whether or not protected by copyright; (iv) internet domain names; and (v) all letters patent, patent applications, provisional patents, design patents, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

          “IRS” means the Internal Revenue Service of the United States.

          “Knowledge of Buyer” or similar phrasing means the actual knowledge of each of the individuals set forth on Section 1.1 of the Company Disclosure Schedule after due inquiry.

          “Knowledge of Seller” or “Seller’s Knowledge” or similar phrasing means the actual knowledge of each of the individuals set forth on Section 1.1 of the Company Disclosure Schedule after due inquiry.

          “Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public, private or self-regulatory), investigation, claim or assertion of liability or responsibility by or before any Governmental Authority.

          “Liability” means any Indebtedness, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

          “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          “Manage” and “Management” shall mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal of Hazardous Substances.

          “Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

          “Newt Contract” means the Agreement to Exchange Like Kind Property between the Company and Gary Newt and Dubuque Barge and Fleeting Service Company dated November 24, 1999 and recorded February 6, 2003 as Document No. 298324 in the Recorder’s Office of Jo Daviess County Illinois, with respect to the East Dubuque Facility and certain adjacent land, together with all amendments and modifications thereof as reflected in correspondence relating to said agreement.

          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

          “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

          “Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents in each case granted or issued by any Governmental Authority or pursuant to any Applicable Law.

          “Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Properties so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Applicable Law; (iii) zoning, entitlement and other land use requirements and Environmental Laws, provided that such requirements and Environmental Laws have not been violated so as to materially detract from the value of or materially interfere with the present use of any Company Properties; (iv) with respect to the East Dubuque Facility, all matters shown in Schedule B to Chicago Title Insurance Company Commitment for Title Insurance No. 11065 dated May 10, 2004 (excluding Nos. 28-30 of said Schedule B) (the “Title Commitment”), (v) all matters shown on a survey of the East Dubuque Facility, dated August 10, 1989, prepared by Paul C. Bradshaw (the “Survey”) and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances of record which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any Company Properties subject thereto or affected thereby.

          “Person” means any natural person, corporation, company, limited liability company, partnership (limited or general), joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

          “RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended as of the date hereof, and all rules, regulations, standards, guidelines, and publications issued thereunder.

          “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, or disposing into the environment of any Hazardous Substance.

          “Remediation” means investigations, monitoring, clean-up and other response actions required under Environmental Laws.

          “SEC” means the United States Securities and Exchange Commission.

          “Securities Act” means the United States Securities Act of 1933, as amended.

          “Securities Laws” means the Securities Act; the Exchange Act; the published rules and regulations of the SEC promulgated thereunder; the securities or “blue sky” laws of any state or territory of the United States and the comparable laws, rules and regulations in effect in any other country.

          “Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that would reasonably be expected to cause Buyer to be unable to consummate the transactions contemplated hereby on or before the Drop Dead Date.

          “Subsidiary” means any entity of which more than 50% of the effective voting power or Equity Interests or such entity are directly or indirectly owned or controlled by the Company.

           “Tax” or “Taxes” means (i) any and all taxes, assessments, fees, levies, imposts, duties and other governmental assessments or charges imposed by any Governmental Authority (including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever) and (ii) any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority in connection with (A) any item described in clause (i) or (B) any Liability for failure to comply with any requirement imposed with respect to any Tax Return.

          “Tax Returns” means returns, reports, declarations and forms required to be filed with any Governmental Authority, including any schedules thereto and any amendments thereof, by the Code or by applicable state, local or foreign Tax laws (including any consolidated, combined or unitary Tax Return in which the Company or any of its Subsidiaries is or was required to have been included).

          “Title Commitment” means Chicago Title Insurance Company Commitment for Title Insurance No. 11065 dated May 10, 2004.

          “Title Insurance Policy” means Chicago Title Insurance Company Title Insurance Policy No. 14-0213-106-00000573 dated December 1, 1999.

          “Tolling Days” means the sum of (i) the number of calendar days after December 1, 2005 to and including the day that Seller delivers to Buyer the Company Proxy Materials plus (ii) the number of calendar days after the date that updated SEC Audited Financials and/or updated SEC Unaudited Financials are required by Regulation S-X for inclusion in the Proxy Statement to and including the day that Seller delivers such updated financial statements to Buyer.

          “UST” shall mean an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations, standards, guidelines and publications issued pursuant to RCRA and comparable state and local laws.

                       (b)       The following terms shall have the meaning specified on the indicated page of this Agreement:

Term	Page

2004 HSR Filing	32
2005 HSR Filing	32
338 Taxes	35
Accounting Referee	13
Acquisition	1
Affiliate	1
Aggregate Cash Consideration	12
Agreement	1
Applicable Accounting Principles	1
Applicable Law	2

Appurtenant Easements	17
Asserted Liability	48
Basket Amount	50
Business Day	2
Buyer	1
Buyer Benefit Plans	36
Buyer Material Adverse Effect	2
Buyer’s Savings Plan	37
CERCLA	2
Charter Documents	2
Claims Notice	48
Closing	2
Closing Date	2
Closing Statement	12
Closing Working Capital	12
COBRA	2
Code	2
Collateral Source	50
Company	1
Company Disclosure Schedule	2
Company Intellectual Property	21
Company Material Adverse Effect	2
Company Properties	17
Company Proxy Materials	3
Competing Business	39
Confidentiality Agreement	33
Contract	3
Credit Agreement	3
Current Auditors	41
Current Balance Sheet	16
Current Financial Statements	16
Deposit	12
Distribution Agreement	3
Dollar(s) or $	3
Drop Dead Date	52
East Dubuque Facility	3
Election	34
Employee Benefit Plan	3
Encumbrance	3
Environmental Laws	4
Environmental Liabilities	4
Environmental Liability	24
Environmental Permits	24
Equity Interests	4
ERISA	4
ERISA Affiliate	4

Escrow Agreement	4
Estimated Working Capital	12
Exchange Act	4
Extension Fee	4
Final Working Capital	13
Financial Information	16
Financial Releases	4
Financing Arrangements	4
GAAP	4
Governmental Authority	4
Governmental Consents	15
Group	35
Hazardous Substances	5
HSR Act	16
Indebtedness	5
Indemnified Party	5
Indemnifying Party	5
Indenture	5
Intellectual Property	5
Intercompany Liabilities	39
Interim Covenants	47
IRS	5
Knowledge of Buyer	6
Knowledge of Seller	6
Legal Proceeding	6
Liability	6
Lien	6
Losses	47
Manage	6
Management	6
Material Contracts	20
Multiemployer Plan	6
Net Working Capital	12
Newt Contract	6
Non-Imputation Coverage	45
Non-Union Employees	37
Order	6
Ordinary Course of Business	6
Owned Properties	17
Owned Property	17
Permits	6
Permitted Exceptions	6
Person	7
Personal Property Leases	18
Potential Acquirer	39
Pre-Closing Consolidated Returns	35

Pre-Closing Period Returns	35
Pre-Closing Taxes	34
Products	19
Proxy Statement	43
Purchase Consideration	12
RCRA	7
Release	7
Remediation	7
Remediation Standard	49
SEC	7
SEC Audited Financials	41
SEC Unaudited Financials	42
Securities Act	7
Securities Laws	7
Seller	1
Seller Material Adverse Effect	7
Shares	1
Statement	35
Straddle Period	35
Straddle Period Return	35
Subsidiary	7
Survey	7
Survival Period	47
Tax	7
Tax Returns	8
Taxes	7
Third Party Consents	15
Title Commitment	7, 8
Title Company	45
Title Insurance Policy	8
Tolling Days	8
Union Employees	37
UST	8
WARN	25
WARN Act	38

ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING; RELATED MATTERS

          Section 2.1.     Purchase and Sale of the Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all right, title and interest in and to the Shares, free and clear of any Encumbrances.  The consideration to be paid by Buyer for the Shares is set forth in Section 2.4 hereof.

          Section 2.2.     Closing; Delivery of the Shares.  The Closing shall take place (a) at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, CA 90071 at 10:00 a.m. on the third Business Day following the date on which the last of the conditions set forth in Article VI that are capable of being satisfied before Closing are fulfilled or waived in accordance with this Agreement or (b) at such other place, time or date as Buyer and Seller may agree.  At the Closing, Seller will deliver to Buyer one or more certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

          Section 2.3.     Payment.  In consideration of the sale of the Shares to Buyer in accordance with this Agreement, Buyer shall pay to Seller at the Closing, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer prior to the Closing, Aggregate Cash Consideration.

          Section 2.4.     Purchase Consideration.  The aggregate amount payable by Buyer to Seller in respect of the Shares (the “Purchase Consideration”) shall consist of cash (the “Aggregate Cash Consideration”) in an aggregate amount equal to the sum of (a) $50,000,000, plus (b) the Estimated Working Capital subject to adjustment as provided in Section 2.6.

          Section 2.5.     Deposit.  Buyer shall engage an escrow agent and Buyer and Seller shall enter into the Escrow Agreement as soon as practicable after the date of this Agreement (and in any case no later than November 11, 2005).  Buyer shall deposit $2,500,000 (the “Deposit”) in immediately available funds with the escrow agent within two (2) Business Days after the date the Escrow Agreement is fully executed.  The Deposit will be held pursuant to the terms of the Escrow Agreement, such Deposit to be applied towards the Aggregate Cash Consideration or otherwise applied or paid in the manner provided for by Article VIII.

          Section 2.6.     Adjustment of Aggregate Cash Consideration.

                    (a)          Not later than 10 Business Days before the Closing Date, Seller will provide Buyer with Seller’s good faith estimate of the Company’s Closing Working Capital, based upon the accounting books and records of the Company (the “Estimated Working Capital”), and all underlying documentation supporting the Estimated Working Capital.  The determination of the Estimated Working Capital will be binding on Seller and Buyer for purposes of this Section 2.6(a) and will be used to determine the amount of the Aggregate Cash Consideration payable to Seller at the Closing.  The Estimated Working Capital Amount must be equal to or greater than zero.  In the event that the Estimated Working Capital Amount is less than zero, Seller shall contribute an amount of cash to the Company necessary to cause the Estimated Working Capital Amount to equal zero.

                    (b)          As promptly as practicable, but no later than 45 days after the Closing Date, Seller shall cause to be prepared and delivered to Buyer the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Seller’s calculation of Closing Working Capital.  The closing statement (the “Closing Statement”) shall present the Net Working Capital as of the end of business on the Closing Date (“Closing Working Capital”).

“Net Working Capital” means the amount equal to the Company’s cash, plus inventory (including, without limitation, supplies, parts, unamortized catalyst expenditures and recovered precious metals), plus trade receivables (other than trade receivables owing from Seller or its Affiliates), minus the accounts payable minus accrued liabilities (excluding all current and deferred Taxes based on the Company’s income) of the Company, in each case as determined in accordance with the Applicable Accounting Principles.  A sample calculation of Net Working Capital is attached hereto as Annex A.

                    (c)          If Buyer disagrees with Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.6(b), Buyer may, within 30 days after delivery of the Closing Statement, deliver a notice to Seller disagreeing with such calculation and setting forth Buyer’s calculation of such amount.  Any such notice of disagreement shall (i) specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 2.6(b) and (ii) only include disagreements based on mathematical errors or Seller’s failure to follow Applicable Accounting Principles in its calculation of Closing Working Capital.

                    (d)          If a notice of disagreement shall be duly delivered pursuant to Section 2.6(c), Buyer and Seller shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Seller’s calculation delivered pursuant to Section 2.6(b) nor more than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.6(c).  If during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause PricewaterhouseCoopers (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital.  In making such calculation, the Accounting Referee shall consider only (i) those items or amounts in the Closing Statement and Buyer’s calculation of Closing Working Capital as to which Buyer has disagreed and (ii) disagreements based on mathematical errors or Seller’s failure to follow Applicable Accounting Principles in its calculation of Closing Working Capital.  The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation.  Such report shall be final and binding upon Buyer and Seller.  The cost of such review and report shall be borne equally by Buyer and Seller.

                    (e)          Buyer and Seller shall, and shall cause their respective representatives, and Buyer shall cause the Company, to cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 2.6, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

                    (f)          If Final Working Capital exceeds Estimated Working Capital, Buyer shall pay to Seller, in the manner as provided in Section 2.6(g), the amount by which Final Working Capital so exceeds Estimated Working Capital as an adjustment to the Purchase Consideration and, if Estimated Working Capital exceeds Final Working Capital, Seller shall pay to Buyer the amount by which Estimated Working Capital so exceeds Final Working Capital as an adjustment to the Purchase Consideration.

“Final Working Capital” means Closing Working Capital (i) as shown in Buyer’s calculation delivered pursuant to Section 2.6(b) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.6(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Seller pursuant to Section 2.6(d) or (B) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.6(d).

                    (g)          Any payment pursuant to Section 2.6(f) shall be made at a mutually convenient time and place within 3 Business Days after Final Working Capital has been determined by wire transfer by Buyer or Seller, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

          Section 3.1.     Organization.

                    (a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  The Company has all requisite power and authority to carry on its business as it is now conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have a Company Material Adverse Effect.  Section 3.1 of the Company Disclosure Schedule contains a complete and accurate list of each jurisdiction in which the Company is qualified to do business.

                    (b)          Neither Seller nor the Company is in default under its Charter Documents.  The Charter Documents of the Company in the forms attached to the Company Disclosure Schedule are the Charter Documents of the Company as in effect on the date of this Agreement.

          Section 3.2.     Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Seller.  Assuming the due authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          Section 3.3.     Organization and Related Matters.

                    (a)          The Company does not have any Subsidiaries and does not directly or indirectly own any Equity Interests.

                    (b)          The authorized capital stock of the Company consists of 1,000 shares of Common Stock, no par value per share and 150,000 shares of Preferred Stock, par value $100 per share.  All of the Shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by Seller free and clear of all Encumbrances, except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule.  Upon transfer of the Shares to Buyer in accordance with the terms of Article II, Buyer will receive valid title to the Shares, free and clear of all Encumbrances.  All of the Shares were issued in compliance with Applicable Laws.  None of the Shares was issued in violation of any Contract to which Seller or the Company is a party or is subject.  Other than the Shares, the Company does not have outstanding any Equity Interests or any other securities.  The Company is not a party or subject to any Contract obligating the Company to issue any Equity Interests or any other securities.  The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights involving any Equity Interests of the Company.  Neither Seller nor the Company is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares, except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule.  There are no obligations, contingent or otherwise, of the Company to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

          Section 3.4.     Authority; No Violation; Consents.

                    (a)          Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby and the performance of this Agreement by Seller, assuming that the Governmental Consents have been obtained prior to the Closing, will (i) violate, conflict with, or result in a breach of any provision of the charter, by-laws or other organizational documents of Seller or the Company, (ii) require consent under, violate, conflict with, or result in a breach, in any material respect, of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any Contract to which the Company is a party or to which its properties or assets may be subject, except as set forth on Section 3.4(a) of the Company Disclosure Schedule (the “Third Party Consents”), or (iii) violate any Applicable Law applicable to Seller or the Company or any of their respective properties or assets, except, with respect to clauses (ii) and (iii), for such violations which would not have a Seller Material Adverse Effect or a Company Material Adverse Effect.

                    (b)          Except as set forth on Section 3.4(b) of the Company Disclosure Schedule (the “Governmental Consents”), and for such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”) and applicable federal and state securities laws, no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary or required to be obtained by Seller or the Company for the sale of the Shares and the consummation of the other transitions contemplated hereby.

          Section 3.5.     Financial Statements.  Section 3.5 of the Company Disclosure Schedule sets forth the following financial statements of the Company’s (i) audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2002 and 2003 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years then ended, (ii) unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2004 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the year then ended and (iii) the unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2005 (the “Current Balance Sheet”) and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine month period then ended (the “Current Financial Statements”, together with the information described at clauses (i), (ii) and (iii), the “Financial Information”).  Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Financial Information was derived from the internal books and records of the Company, has been prepared in accordance with GAAP consistently applied by Seller and the Company through the periods presented and fairly presents in all material respect the consolidated financial position, results of operations and cash flows of the Company as of the dates and the periods indicated therein, subject to the absence of footnotes and normal recurring year-end adjustments in the case of the Current Financial Statements.

          Section 3.6.     Absence of Undisclosed Liabilities.  There exists no Indebtedness or Liabilities of the Company, whether accrued, absolute, contingent or threatened of the nature that would be required to be reflected on the Company’s balance sheet under GAAP except (i) as disclosed, reflected or reserved against in the Current Financial Statements, (ii) for items disclosed as Liabilities in Section 3.6 of the Company Disclosure Schedule, (iii) for Liabilities incurred in the Ordinary Course of Business since the date of the Current Balance Sheet, (iv) Liabilities under Contracts and Permits of the Company and (v) for Liabilities that would not have a Company Material Adverse Effect.  Section 3.6 of the Company Disclosure Schedule set forth all outstanding Indebtedness of the Company as of the date hereof.

          Section 3.7.     Compliance with Applicable Laws.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, the business of the Company is being conducted in compliance with all Applicable Laws applicable to Seller or the Company, except for possible violations which would not have a Company Material Adverse Effect.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, all Permits required to conduct the business of the Company have been obtained and are in full force and effect and are being complied with in all respects, except for such failures to obtain, maintain or comply with Permits which would not have a Company Material Adverse Effect.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, the individuals set forth in Section 1.1 of the Company Disclosure Schedule have not received written notice regarding violation of, conflict with, or failure to comply with any Applicable Law or Permit.

          Section 3.8.     Real Property and Tangible Personal Property.

                    (a)          Section 3.8(a) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”).  The Company has good and marketable fee title to all Owned Properties, free and clear of all Liens of any nature whatsoever except (A) Liens set forth in Section 3.8(a) of the Company Disclosure Schedule and (B) Permitted Exceptions.  Section 3.8(a) of the Company Disclosure Schedule also sets forth a complete list of all appurtenant easements as described in the Title Insurance Policy (the “Appurtenant Easements”).  The Company has valid and enforceable rights in and to the Appurtenant Easements, free and clear of all Liens of any nature whatsoever except (A) Liens set forth in Section 3.8(a) of the Company Disclosure Schedule and (B) Permitted Exceptions.  The Owned Properties and the Appurtenant Easements are referred to collectively herein as the “Company Properties.”

                    (b)          The Company has no leasehold interests in real property.

                    (c)          There does not exist, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that materially adversely affect any Company Properties or any part thereof, and Seller has no Knowledge of the intention of any Governmental Authority to take or use all or any part thereof.  To the Knowledge of Seller, it has not received any written notice of pending, and there are no threatened, condemnation, fire, health, safety, building, zoning, land use or other regulatory proceedings, lawsuits or administrative actions relating to any portion of the Company Properties which do or may adversely affect the current use, occupancy or value thereof.  To the Knowledge of Seller, it has not received written notice of any pending or threatened special assessment proceedings affecting any portion of the Company Properties.

                    (d)          Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, with respect to the Newt Contract, the Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other Contractual right to purchase, acquire, sell, assign or dispose of any material real estate or any material portion thereof or interest therein.  No Person other than the Company is in possession of any of the Company Properties or any portion thereof except, with respect to the Appurtenant Easements, in accordance with the terms of said Appurtenant Easements, and except for Permitted Exceptions there are no leases, subleases, licenses, concessions or other agreements, written or oral, under which the Company has granted to any Person other than the Company the right of use or occupancy of the Company Properties or any portion thereof.

                    (e)          To the Knowledge of Seller, it has not received any written notice from any Governmental Authority or other Person that the Company Properties and their current use do not comply in any material respect with all applicable building and zoning codes, deed restrictions, ordinances and rules.

                    (f)          To the Knowledge of Seller, it has not received written notice that any of the Company Properties or the present uses and operations of the Company Properties do not comply in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Company Properties.

                    (g)          The Company Properties are in suitable condition for the Company’s business as currently conducted.  The portion of the Company Properties identified as Parcel 3 in the Title Insurance Policy is contiguous to the public street systems.

                    (h)          The Company has good and marketable title to all of the items of tangible personal property reflected as owned on the Current Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Liens, other than the Permitted Exceptions.

                    (i)          Except as set forth in Section 3.8(i) of the Company Disclosure Schedule, the Company Properties and the tangible personal property owned or leased by the Company constitute all the real and personal property necessary for the continued operation of their businesses as currently conducted.

                    (j)          Section 3.8(j) of the Company Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $100,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound.  The Company has delivered or otherwise made available to Buyer true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

                    (k)          The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, enforceable against the Company that is a party thereto and, to the Knowledge of Seller, against the other party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Each of the Personal Property Leases is in full force and effect.  No party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

                    (l)          Water, sewer, gas, electric, telephone and drainage facilities existing at the Company Properties are adequate to service the Company Properties in the operation of the business and to permit compliance in all material respects with the requirements of all Laws in the operation thereof.  To the Knowledge of Seller, it has not received written notice of any existing fact or condition likely to result in the termination or material reduction of the current access from the Company Properties to existing roads or to sewer or other utility services presently serving the Company Properties.

                    (m)          To the Knowledge of Seller, it has not received written notice from either (i) any party to the Newt Contract or (ii) the owner of the Burlington Northern RR line relating to an attempt to stop the Company from using the rail spur track described in the Newt Contract or the main line tracks to which such rail spur track connects.

          Section 3.9.    Inventory.  As of the Closing Date, and as except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all of the Company’s inventory of anhydrous ammonia, granular urea, UAN solutions and nitric acid (the “Products”) is of a quality, quantity and condition useable or saleable in the ordinary course of business, (b) none of the Products are obsolete and no write-down of the Products has been made or should have been made in the period since September 30, 2005, (c) the quantities of each item of Product are not excessive and are reasonable in the present circumstances of the Company and (d) all of the Products are located at the facilities of the Acquired Company and no Products are held on a consignment basis.

          Section 3.10.   Condition of Assets.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, the buildings, machinery, equipment, tools, furniture, improvements and other tangible assets which are owned, leased or used by the Company are in good operating condition and fit for the purposes for which they are used, subject to normal maintenance requirements and normal wear and tear reasonably expected in the ordinary course of business.  Except for the representations, warranties and covenants set forth in this Agreement, all of such assets will be conveyed by Seller to Buyer at the Closing Date “As Is, Where Is.”

          Section 3.11.   Contracts.  Section 3.11 of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all of the following Contracts to which the Company is a party:

                    (a)          any Contract with any current or former director, officer or employee of the Company;

                    (b)          each real estate lease or sublease with respect to each of the Company Properties;

                    (c)          any Contract with a labor union or association (including any collective bargaining agreement);

                    (d)          any Contract (other than Employee Benefit Plans) not otherwise disclosed pursuant to this Section 3.11 calling for annual payments aggregating more than $100,000, whether payable by or to the Company;

                    (e)          any partnership, joint venture or other similar contract;

                    (f)          any Contract relating to the incurrence, assumption or guarantee of any Indebtedness in an amount in excess of $100,000 or imposing a Lien in an amount in excess of $100,000 on any of its assets (other than Permitted Exceptions);

                    (g)          any Contract involving the Company pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party and requiring annual payments aggregating more than $100,000;

                    (h)          any Contract for the sale of assets of the Company requiring payments in excess of $100,000 other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of such assets;

                    (i)          any Contract containing covenants of the Company not to compete in any business or solicit with any person in any geographical area or covenants of any other person not to compete with the Company in any line of business or in any geographical area;

                    (j)          any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

                    (k)          any Contract under which the Company has made advances or loans to any other Person (other than to employees in the Ordinary Course of Business); or

                    (l)          any Contract providing for severance, retention, change in control or other similar payments in excess of $100,000;

                    (m)          any Contract for consulting services providing annual compensation in excess of $100,000;

                    (n)          any outstanding Contacts of guaranty or surety, direct or indirect, by the Company;

                    (o)          any outstanding Contracts of indemnification, other than in the Ordinary Course of Business;

                    (p)          any Contract (or group of related Contracts) which involve the expenditure of more than $100,000 annually or $100,000 in the aggregate or require performance by the Company more than six months from the date hereof;

                    (q)          any distribution, dealer, representative or sales agency Contract;

                    (r)          with any Governmental Authority; and

                    (s)          any Contract that is otherwise material to the Company and not in the Ordinary Course of Business, including the Newt Contract.

          All of the foregoing are collectively referred to in this Agreement as the “Material Contracts.”  Except as set forth in Section 3.11 of the Company Disclosure Schedule, each Material Contract is in full force and effect and enforceable against the Company, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms.  Except as set forth in Section 3.11 of the Company Disclosure Schedule, there does not exist under any Material Contract any default or condition or event that, after notice or lapse of time or both, would constitute a default on the part of the Company or, to the Knowledge of Seller, on the part of any other parties to such Material Contracts, except for such defaults, conditions or events that would not have a Company Material Adverse Effect.  No party to any of the Material Contracts has exercised any termination rights with respect thereto.  The Company has delivered or otherwise made available to Buyer, true, correct and complete copies of all the Material Contracts, together with all amendments, modifications or supplements thereto.

          Section 3.12.   Accounts Receivable.  All of the accounts and notes receivable of the Company represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen from bona-fide transactions in the ordinary course of business, are not subject to any defenses, counterclaims or offsets, have been billed and are due within 30 days after such billing, subject to reserves which are adequate under GAAP.

          Section 3.13.   Intellectual Property.  Except as set forth in Schedule 3.13 of the Company Disclosure Schedule, the Company owns all right, title and interest in and to, or has a valid and enforceable license or other right to use, all of the Intellectual Property used by it in connection with its business, which constitutes all intellectual property rights (the “Company Intellectual Property”) necessary for it to conduct its business as presently conducted, and no Person is challenging or, to Seller’s Knowledge, infringing or otherwise violating any Company Intellectual Property owned by the Company.  To the Seller’s Knowledge, the conduct of the businesses of the Company does not infringe upon or violate the Intellectual Property of any other Person, and neither Seller nor the Company has received any notice of any claim of any such infringement or violation within the three (3) years preceding the date hereof.

          Section 3.14.   Legal Proceedings.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened against the Company, at law, in equity or otherwise, in, before, or by, any court or Governmental Authority other than that which would not, individually or in the aggregate, have a Company Material Adverse Effect.  There is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against any former director or employee of the Company with respect to which the Company has or is reasonably likely to have an indemnification obligation.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against the Company other than that which would not have a Company Material Adverse Effect.

          Section 3.15.   Tax Matters.

                    (a)          Except as disclosed in Section 3.15 of the Company Disclosure Schedule, Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed with respect to the Company and has paid or caused to be paid all Taxes shown to be due on such Tax Returns.  Such Tax Returns are accurate and complete in all material respects.  Except as set forth in Schedule 3.15, the Company does not have any agreement with any Person regarding the filing of Tax Returns or relating to the sharing of Tax benefits or liabilities with such Persons.  The Group has filed or caused to be filed within any applicable extension periods all material Tax Returns required to be filed with respect to the Group and paid all material Taxes shown to be due on such Tax Returns.  Such Tax Returns are accurate and complete in all material respects.

                    (b)          There is no action or audit now proposed, in writing or pending against, or with respect to, the Company in respect of any Taxes.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, nor has the Company made (or had made on their behalf) any requests for such extensions that are currently outstanding.  No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it must file Tax Returns.  There are no Encumbrances on any of the stock or assets of the Company with respect to Taxes other than with respect to Taxes not yet due or payable.

                    (c)          The Company has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

                    (d)          The Company Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 2000, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.  The Company has not waived (nor is subject to a waiver of) any statute of limitations in respect of Taxes that is currently pending or has agreed to (nor is subject to) any extension of time with respect to a Tax assessment or deficiency that is currently pending.

                    (e)          Seller is not a “foreign person” within the meaning of Section 1445 of the Code.  The Company has not participated in or cooperated with an international boycott as defined in Section 999 of the Code.

                    (f)          The Company has not received (nor is subject to) any ruling from any Taxing Authority which would have continuing effect or has entered into (nor is subject to) any agreement with a Taxing Authority which would have continuing effect.

                    (g)          The Company is not a party to any Tax allocation or sharing agreement.  The Company does not have any liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law) with respect to any Group of which the Company currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise.  The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.

                    (h)          Seller is eligible to join with Buyer in making the Section 338(h)(10) Election with respect to the acquisition by Buyer of the Company.

                    (i)          The unpaid Taxes of the Company for tax periods ending on or before the date of the Current Balance Sheet did not, as of the date of the Current Balance Sheet, exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto).

          Section 3.16.   Insurance.  The Company is covered by policies of insurance obtained by Seller with reputable insurance companies or associations in amounts and with retentions and deductibles and covering such risks as are in accordance with reasonable business practices and requirements of Applicable Law in all material respects and will continue in force to the Closing Date policies of insurance of substantially the same character and coverage.  Section 3.16 of the Company Disclosure Schedule lists all current claims of any kind pending under such policies.  All premiums due under such policies have been accrued or paid in full.  As of the date of this

Agreement, the Company has not received any written notice of cancellation of any insurance policy maintained in favor of the Company or been denied insurance coverage, which, in either case, would have a Company Material Adverse Effect.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last 2 years and, to the Knowledge of Seller, no written threat has been made to cancel any insurance policy of the Company during such period.

          Section 3.17.   Benefit Plans.

                    (a)          Section 3.17(a) of the Company Disclosure Schedule lists all Employee Benefit Plans.

                    (b)          Except as set forth in Section 3.17(b) of the Company Disclosure Schedule no Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees of the Company or any of the Subsidiaries other than as required by COBRA.  The Company has not withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has incurred any liability due to the termination or reorganization of a Multiemployer Plan.

                    (c)          Except as set forth in Section 3.17(c) of the Company Disclosure Schedule, each Employee Benefit Plan is maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable laws.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and, to Seller’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

                    (d)          No liability under Title IV of ERISA has been, or to Seller’s Knowledge is expected to be incurred by any ERISA Affiliate that could reasonably be expected to become a liability of the Company.

                    (e)          The Company and the ERISA Affiliates have complied, in all material respects, with the requirements of COBRA.

                    (f)          None of the Company or, to Seller’s Knowledge, any other Person has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company to any material tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable law.  No action is pending or, to Seller’s Knowledge, threatened with respect to any Employee Benefit Plan (other than claims in the Ordinary Course of Business) and, to Seller’s Knowledge, no fact or event exists that could give rise to any such action.

                    (g)          With respect to each Employee Benefit Plan, Seller has delivered to Buyer true, complete and correct copies, to the extent applicable, of (i) the plan and trust documents and any amendments thereto and the most recent summary plan description and any summary of material modifications thereto, (ii) the annual reports (Form 5500 series) and all attachments thereto filed during the prior three years, (iii) the financial statements and actuarial reports prepared during the prior three years, and, (iv) all current Internal Revenue Service determination letters.

                    (h)          Except as set forth in Section 3.17(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of the Company, (ii) increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan.

                    (i)          All contributions required to have been made under any of the Employee Benefit Plans or by law (without regard to any waivers granted under Section 412 of the Code) have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued as current liabilities on the Closing Statement on or prior to the Closing Date.

                    (j)          No Employee Benefit Plan is maintained outside of the jurisdiction of the United States.

                    (k)          The representations and warranties in this Section 3.17 and Sections 3.14, 3.19 and 3.21 are the sole and exclusive representations and warranties of Seller concerning employee benefit plan matters in this Agreement, provided that, this Section 3.17(k) shall not limit the representations and warranties provided by the Company in Sections 3.5 and 3.6.

          Section 3.18.   Environmental Matters.  Except as set forth in Section 3.18 of the Company Disclosure Schedule:

                    (a)          The Company has all Permits and other authorizations required for the operations of their business under applicable Environmental Laws (the “Environmental Permits”) and are in compliance with all terms and conditions of the Environmental Permits, and with all applicable Environmental Laws, except for where the failure to have any such Permit or any such noncompliance would not have a Company Material Adverse Effect.

                    (b)          The Company has not received any written notice of any citation, summons, Order, complaint, penalty, investigation, or review by any Governmental Authority with respect to any liability under Environmental Laws (including, without limitation for violations of Environmental Laws or for conditions requiring Remediation under Environmental Laws) (an “Environmental Liability”) since April 22, 1999, except for such Environmental Liabilities which would not have a Company Material Adverse Effect.

                    (c)          The Company has not received any written requests for information, notice of claim, demand, or notification that it is, or may be, responsible with respect to any Remediation of any threatened or actual Release of any Hazardous Substance since April 22, 1999, except for such requests, notices, demands, or notifications which would not have a Company Material Adverse Effect.

                    (d)          There is no action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened against or involving the Company asserting an Environmental Liability which would have a Company Material Adverse Effect.

                    (e)          To the knowledge of Seller, there are no USTs located in, at, on, or under any of the Company Properties, other than the USTs identified in Section 3.18(e) of the Company Disclosure Schedule as USTs

                    (f)          The representations and warranties in this Section 3.18 are the sole and exclusive representations and warranties of Seller concerning environmental matters, Environmental Laws and Hazardous Substances in this Agreement, provided that, this Section 3.18(f) shall not limit the representations and warranties provided by the Company in Sections 3.5 and 3.6.

          Section 3.19.   Employee Relations.

                    (a)          Except as disclosed in Section 3.19(a) of the Company Disclosure Schedule, the Company is not:  (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the Knowledge of Seller, threatened by, any labor dispute or unfair labor practice charge, or (iii) has experienced any work stoppage during the last 3 years.

                    (b)          Except as disclosed in Section 3.19(b) of the Company Disclosure Schedule, there are no outstanding claims against the Company (whether under Applicable Law relating to the Company, Contract, policy or otherwise), that could reasonably be expected to have a Company Material Adverse Effect, asserted by or on behalf of any present or former employee or job applicant of the Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any Applicable Law relating to the Company relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act, (viii) any violation of Applicable Law relating to the Company relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any Applicable Law relating to the Company relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any Applicable Law relating to the Company relating to minimum wages or maximum hours of work.  The Company is in compliance in all material respects with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to items (i) through (x) above, wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, and workers’ compensation, except where the failure to be in compliance would not have a Company Material Adverse Effect.

                    (c)          The Company has properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

                    (d)          The Company has materially complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986.  The Company Disclosure Schedule sets forth a true and complete list of all employees of the Company working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States.

                    (e)          Section 3.19(e) of the Company Disclosure Schedule sets forth all Union Employees receiving COBRA continuation coverage under section 4980B of the Code as of the date hereof.

          Section 3.20.   Bank Accounts; Powers of Attorney.  Section 3.20 of the Company Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.  Except as set forth in Section 3.20 of the Company Disclosure Schedule, there are no outstanding powers of attorney executed by or on behalf of the Company in favor of any Person.

          Section 3.21.   Absence of Changes.  Except as set forth in Section 3.21 of the Company Disclosure Schedule, since the date of the Current Balance Sheet, (a) the Company has conducted its business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Company Material Adverse Effect.  Without limiting the foregoing, except as set forth in Section 3.21 of the Company Disclosure Schedule since the date of the Current Balance Sheet:

               (i)          there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $250,000 for any single loss or $500,000 for all such losses;

               (ii)         except as permitted by Section 5.1(d), there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any Equity Securities in, the Company;

               (iii)        other than in the Ordinary Course of Business, the Company has not awarded or paid any bonuses to employees of the Company, except to the extent accrued on the Current Balance Sheet, or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers or employees (with respect to non-officer employees, that average more than 10%) or agreed to increase the coverage or benefits available under any Employee Benefit Plan;

(iv) there has not been any material change by the Company in accounting or Tax reporting principles, methods or policies;

               (v)         the Company has not made or rescinded any material election relating to Taxes (other than any such election made in the Ordinary Course of Business) or settled or compromised any material claim relating to Taxes;

               (vi)        the Company has not made any loans, advances or capital contributions to, or investments in, any Person (other than with or among the Seller and other than in the Ordinary Course of Business) and has not incurred, assumed, or guaranteed any Indebtedness;

               (vii)       the Company has not acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

               (viii)      the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

               (ix)        the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $150,000 individually or $300,000 in the aggregate (other than as contemplated by the Company’s capital budget);

(x) the Company has not settled any material Legal Proceeding;

(xi) the Company has not amended or changed its Charter Documents;

(xii) the Company has not altered any term of any outstanding Equity Security or other security;

(xiii) the Company has not created or assumed any Encumbrance on any asset (other than Permitted Exceptions); and

(xiv) neither Seller nor the Company has agreed, whether in writing or otherwise, to do any of the foregoing.

          Section 3.22.     No Brokers.  Seller represents, as to itself and its Affiliates, including the Company, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

          Section 3.23.     Related Party Transactions.  Except as described in Section 3.23 of the Company Disclosure Schedule, since January 1, 2004, none of the Seller, any Subsidiary of the Seller (other than the Company) has or has had: (a) any Contract with the Company or (b) engaged in any transaction with the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          Section 4.1.     Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Colorado.  Buyer has the power and authority to carry on its business as it is now being or is currently proposed to be conducted and to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

          Section 4.2.     Authority; No Violation; Consents.

                    (a)         Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of Buyer and no other proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer.  Assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                    (b)         Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby and the performance of this Agreement by Buyer, assuming that the Governmental Consents have been obtained prior to the Closing, will (i) (x) violate, conflict with, or result in a breach of any provision of the charter or by-laws or other organizational documents of Buyer, or (y) require consent under, violate, conflict with, or result in a breach, in any material respect, of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any material Encumbrance upon any of the properties or assets of Buyer, under any of the terms, conditions or provisions of any material Contract to which Buyer is a party or to which Buyer or any of its properties or assets may be subject, or (ii) violate any Applicable Law applicable to it or any properties or assets of Buyer, except, with respect to clause (ii), for such violations which would not have a Buyer Material Adverse Effect.

                    (c)         No material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement, other than the Governmental Consents and such filings as may be required under the HSR Act and applicable federal and state securities laws.

          Section 4.3.     Legal Proceedings.  Buyer is not a party to any, and there are no material Legal Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or any of its properties, assets or Subsidiaries that challenges the validity or legality of this Agreement or of the transactions contemplated hereby or which seeks to prevent the consummation of such transactions and there is no injunction, decree, or regulatory restriction imposed specifically upon Buyer or any of its respective properties, assets, partners, directors, members, officers, or employees that challenges the validity or legality of this Agreement or of the transactions contemplated hereby, except in each case as would not have a Buyer Material Adverse Effect.

          Section 4.4.     No Brokers.  No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

          Section 4.5.     Investment Intent.  The Shares are being acquired by Buyer solely for its own account, for investment and not with a view to any distribution thereof that would violate Securities Laws.

          Section 4.6.     Investigation.  Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Buyer is relying on its own investigation and analysis in entering into the transactions contemplated hereby and Buyer has not relied and is not relying on any other materials, documents or information provided by Seller and the Company other than the information specifically covered by the representations and warranties herein.  Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.  Buyer has been afforded full access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company.

          Section 4.7.     Disclaimer of Other Representations and Warranties.  Buyer acknowledges and agrees that (a) Seller does not make, and has not made, any representations or warranties relating to the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth in Article III and (b) no Person has been authorized by Seller or the Company to make any representation or warranty relating to the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby except as set forth in Article III and, if made, such representation or warranty must not be relied upon as having been authorized by Seller.  For greater certainty and notwithstanding the provision by Seller of the Company Proxy Materials and any other information concerning the Company’s business and financial statements and affairs pursuant to Section 5.19, Buyer (on its own behalf an on behalf of Rentech, Inc.) acknowledges and agrees that (i) the Proxy Statement and any other material and information filed with, or furnished to, the SEC or the stockholders of Rentech, Inc. in connection with the transactions contemplated by this Agreement constitute disclosure by Rentech, Inc. (and not Seller) and (ii) Rentech, Inc. (and not Seller) shall be solely responsible therefor and retain all liability with respect thereto.

ARTICLE V

COVENANTS

          Section 5.1.     Conduct of Business.

                    (a)          Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer, Seller shall cause the Company to operate the business only in the Ordinary Course of Business and use commercially reasonable efforts to preserve the properties, business and relationships with suppliers and customers of the Company and shall cause the Company not to undertake any of the following:

(i) sell, lease, transfer or assign any material assets (other than inventory) other than in the Ordinary Course of Business;

               (ii)         declare, set aside, make or pay any dividend or other distribution (except cash dividends or distributions permitted pursuant to Section 5.1(d)) in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

               (iii)        transfer, issue, sell or dispose of any Equity Interests or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iv) create an Encumbrance, other than Permitted Exceptions, on any material assets, or incur any Indebtedness in each case except in the Ordinary Course of Business;

(v) permit the Company to enter into any transaction or to enter into, modify or renew any Contract which is not in the Ordinary Course of Business;

               (vi)        enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area except in the Ordinary Course of Business;

               (vii)       enter into, terminate, materially amend, restate, materially supplement or waive any material rights under any (A) Material Contract, Personal Property Lease or Intellectual Property License (or any Contract that would be categorized as any of the foregoing if in existence on the date hereof) or (B) Permit, in each case other than in the Ordinary Course of Business;

               (viii)      except for increases consistent with past practices or as may be required by any Contracts existing as of the date hereof, increase the rate of compensation or the benefits payable to any employee at an average of more than 10%;

               (ix)        other than in the Ordinary Course of Business or as required by law including as a condition of continued qualification, adopt, amend, modify or terminate, or approve or announce any such action with respect to any Employee Benefit Plan or other plan, contract or commitment for the benefit of any of its directors, officers or employees, or grant, announce or enter into any employment agreement or make any material change in employment terms for any of employees of the Company increasing such benefits at an average of more than 10%;

               (x)         make any new commitment or increase any previous commitment for capital expenditures in an amount exceeding $150,000 per any such capital expenditure, and $300,000 in the aggregate; provided that any commitment identified in Section 5.1(a) of the Company Disclosure Schedule shall not require the consent or approval of Buyer;

(xi) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xii) adopt or propose any amendment to the Charter Documents of the Company;

(xiii) acquire any assets other than in the Ordinary Course of Business or as provided in Section 5.1(a)(x) hereof;

(xiv) make any changes in its accounting methods, principles or practices other than as required by GAAP;

(xv) make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes other than as required by Tax laws;

               (xvi)      agree to do anything prohibited by this Section 5.1 or anything which would make any of the representations and warranties of Seller in this Agreement untrue or incorrect in any material respect; or

(xvii) enter into any Contract, commitment or arrangement with respect to any of the foregoing.

                    (b)          Nothing in this Agreement shall be construed to limit Seller and the Company’s discretion to operate the business of the Company in the Ordinary Course of Business, or shall give Buyer any ownership rights to Shares, before the Closing Date.

                    (c)          As of the Closing, the Company shall secure the Financial Releases.

                    (d)          Buyer acknowledges that notwithstanding anything to the contrary, the Company may transfer, by way of a dividend or otherwise, cash, cash equivalents, marketable securities and other financial instruments to Seller or its Affiliates prior to Closing.

          Section 5.2.     Governmental Consents and Filings.  Seller and Buyer filed the notification and report form (the “2004 HSR Filing”), required under the HSR Act with respect to the transactions contemplated hereby, on November 19, 2004 and received early termination on December 3, 2004.  Each party shall, and shall cooperate with the other party to the extent necessary to assist the other party to, promptly amend the 2004 HSR Filing or furnish additional information required by the HSR Act to permit the consummation of the transactions contemplated hereby under the HSR Act.  If required, each party shall, and shall cooperate with the other party to the extent necessary to assist the other party to prepare a new filing under the HSR Act (the “2005 HSR Filing”), to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder.  Each party shall use its reasonable best efforts to secure the termination of any waiting periods under the HSR Act.  Each of Buyer and Seller shall as promptly as practicable comply with the laws and regulations of any other Governmental Authority that are applicable to any of the transactions contemplated by this Agreement and pursuant to which any Governmental Consent is necessary. Buyer and Seller shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement.

          Section 5.3.     Additional Agreements.  Subject to the terms and conditions provided in this Agreement, each of Seller and Buyer agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, and not in violation of any Applicable Law, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with the other party hereto in connection with the foregoing, including (i) to obtain, in addition to the approvals discussed in Section 5.2, any other consents or approvals as are necessary in connection with the consummation of the transactions contemplated hereby, (ii) to effect, in addition to filings discussed in Section 5.2, all registrations and filings as are necessary or desirable in connection with the consummation of the transactions contemplated hereby, (iii) to defend Legal Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing.

          Section 5.4.     Expenses.  Except as provided elsewhere herein, each party hereto shall bear the expenses incurred by it in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby provided, however, that Seller shall pay all expenses of the Company incurred prior to Closing in connection with the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby; provided, further that Buyer shall pay all expenses in connection with the transactions between Buyer, its Affiliates and management of the Company, fees associated with registrations, filings, applications, notices, transfers (including transfer taxes if any), approvals, orders, qualifications, consents (including any consents with respect to any assets, rights or Contracts of the Company) and waivers pursuant to this Agreement, including all fees payable under the HSR Act and all expenses.

          Section 5.5.     Access; Certain Communications.  Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, Seller shall and shall cause the Company to afford to Buyer and its authorized agents and representatives (including, without limitation, its legal advisors, accountants, and prospective lenders and their authorized agents and representatives), reasonable access, upon reasonable prior notice and during normal business hours, to contracts, documents and information relating to the business of the Company as Buyer shall reasonably request and to make extracts and copies of such documents.  Buyer, its prospective lenders and their agents shall not contact or have access to customers, suppliers or employees of the Company without the prior consent of Seller (which consent shall not be unreasonably withheld).  It is expressly understood by the parties hereto that, notwithstanding the provisions of this Section 5.5, Seller, in its sole discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties or possible waivers of any applicable attorney-client privileges; or (ii) in the event Buyer is in breach of this Agreement.  It is further understood that Seller shall be under no obligation to grant Buyer or its representatives any access if such access would, under the circumstances, interfere with the operations, activities or employees of the Company, or if such access would, in the judgment of Seller, violate applicable antitrust or similar laws.

          Section 5.6.     Confidentiality; Public Announcements.

                    (a)          Prior to the Closing, this Agreement, the transactions contemplated hereby and all information disclosed pursuant to Section 5.5 hereof shall be subject to the confidentiality agreement dated May 14, 2004 between the Buyer and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein.

                    (b)          The parties hereto shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of Seller or Buyer, as the case may be, which consent shall not be unreasonably withheld or delayed, except to the extent required by Applicable Law or applicable rules of any national securities exchange in which case each party shall grant the other as much prior notice and consultation as possible prior to issuing any press release or public notice.

          Section 5.7.     Tax Matters.

                    (a)          338(h)(10) Election.  Seller and Buyer shall jointly make (or cause to be made), and will take any and all action necessary to effect, a timely election under section 338(h)(10) of the Code (and any comparable elections under state and local income Tax law) with respect to the Company (the “Election”).  Buyer and Seller shall execute and submit Internal Revenue Service Form 8023 at Closing pursuant to Section 6.2 of this Agreement.

               (i)         Within 120 days following the Closing Date, the Seller shall prepare and deliver to the Buyer Internal Revenue Service Form 8883, and any similar forms required by state or local law (together with Internal Revenue Service Form 8023 and any equivalent state or local law forms, the “Forms”), together with a proposed allocation of the consideration deemed paid for the assets of the Company.  The Forms shall be prepared in accordance with Section 338 of the Code and any applicable Treasury Regulations (or, if applicable, comparable provisions of state and local income tax law).  The Buyer shall have 30 days following the receipt of the Forms from the Seller to notify the Seller in writing whether or not the Buyer accepts the Forms as prepared by the Seller.  If the Buyer notifies the Seller that it does not accept any of the Forms, it shall set out in reasonable detail in the written notice its reasons for non-acceptance and specify the adjustments, which, in its opinion, should be made.  The Seller and the Buyer shall use all reasonable efforts to reach agreement on the adjustments, if any, to be made to the Forms.  If the Seller and the Buyer do not reach agreement within 25 days after the Seller receives the Buyer’s notice of non-acceptance, the matter shall be referred to and determined by the Accounting Referee as promptly as feasible and the determination shall be binding on both the Buyer and the Seller.

               (ii)         The Forms, as prepared and agreed to pursuant to this Section 5.7, shall be final, conclusive and binding on the Buyer and the Seller.  Neither the Seller nor the Buyer shall, or shall permit any of their Affiliates to, take any action to modify any of the Forms or reports (including any corrections, amendments, or supplements thereto) that are required for the making of the Election after its execution or to modify or revoke the Election following the filing of the Forms without the prior written consent of the other party.  Each of the Seller and the Buyer will be responsible for timely filing Form 8883 in a manner consistent with the Forms.  Each of the Buyer and Seller shall be responsible for filing all Forms required by any state or local jurisdiction.

               (iii)        In the event that any of the Forms is disputed by any Governmental Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

                    (b)          Pre-Closing Taxes; Straddle Periods.  Seller shall be responsible for paying “Pre-Closing Taxes,” which shall be defined as all Taxes due with respect to any Tax period that ends on or before the Closing Date and Taxes attributable to the Pre-Closing Tax Period of a Straddle Period, as determined in accordance with this Section 5.7(b), except to the extent that such Taxes are reflected in Net Working Capital.  Unless prohibited by applicable law, Buyer, Seller and the Company shall cause the taxable year of the Company to close on the Closing Date.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts or expenditures of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle

Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period in which the Straddle Period occurs multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the total number of days in the Straddle Period.  For avoidance of doubt, any Taxes realized on or before the Closing as a result of the Election (the “338 Taxes”) or other Taxes on income or gain realized on or before the Closing as a result of the Company’s departure from the Group shall be Pre-Closing Taxes.

                    (c)          Preparation of Pre-Closing Period Returns.  The Company shall continue to be included for all taxable periods ending on or before the Closing in the consolidated federal income Tax Return for the affiliated group of which Seller is the common parent (the “Group”) and any required state or local consolidated, combined or unitary income or franchise Tax Returns that include the Company (all such Tax Returns including taxable periods of the Company ending on or before the Closing Date are hereinafter referred to as “Pre-Closing Consolidated Returns”).  Seller shall prepare and file all Pre-Closing Consolidated Returns and all other Tax Returns for a period that ends on or before the Closing Date (collectively, “Pre-Closing Period Returns”).  Seller shall pay all Taxes and be entitled to all refunds and credits attributable to all Pre-Closing Period Returns.

                    (d)          Preparation of Straddle Period Returns.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Returns of the Company for any Straddle Period (each a “Straddle Period Return”).  Buyer shall provide a copy of each such Straddle Period Return to Seller for its approval not later than 45 days prior to the deadline for filing each such Tax Return.  Concurrently with the provision to the Seller of any Straddle Period Return (including any draft Straddle Period Return), Buyer shall provide a computation of the Pre-Closing Taxes reflected in any such Straddle Period Return (such computation, the “Statement”).  If Seller disagrees with the allocation in the Statement or with such Straddle Period Return, Seller shall notify Buyer in writing of such disagreement within 15 days of receipt of the Statement, and Seller and Buyer shall consult and attempt to resolve in good faith the disagreement.  In the event that Seller and Buyer are unable to resolve the disagreement within 10 days, Seller and Buyer shall submit the matter to the Accounting Referee to resolve the dispute as promptly as possible.

                    (e)          Tax Cooperation.  After the Closing Date, Seller shall submit to Buyer blank tax return workpaper packages reasonably necessary for Seller to prepare any Pre-Closing Consolidated Returns.  Buyer shall prepare or cause to be prepared completely and accurately all information that Seller shall reasonably request in such workpaper packages and shall submit to Seller such packages within the later of 60 days after Buyer’s receipt thereof or 45 days after the close of the taxable period to which a workpaper package relates.  Each party shall cooperate with the other in connection with any Tax filing, investigation, audit or other proceeding.  Buyer and Seller shall (i) preserve and cause to be preserved all information, returns, books, records and documents relating to any liabilities for Taxes of the Company with respect to a taxable period until the later of sixty 60 days after the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period and (ii) give reasonable written notice to the other party prior to transferring, destroying or discarding any such information, returns, books, records or documents and, if the other party so requests, allow party to take possession of such information, returns, books, records or documents.  Buyer shall make available to Seller (and to Seller’s accountants and attorneys) any and all books and records and other documents and information in its possession or control related to the Company reasonably requested by Seller to prepare Pre-Closing Consolidated Returns or to deal with audits related to pre-Closing periods.

                    (f)          Carrybacks.  To the extent permitted by law, Buyer shall not, and shall cause the Company or any of its Subsidiaries not to, carry back any tax attribute to a period ending on or before the Closing Date.

                    (g)          Buyer shall not cause or permit Company to take any extraordinary action on the Closing Date (other than the Election), and if it does, Buyer shall be responsible for any Tax costs resulting from such action.

          Section 5.8.     Employee Matters.

                    (a)          At the Closing, Buyer shall cause the Company to offer continued employment to all employees employed by the Company immediately prior to the Closing Date (collectively, “Employees”), provided that subject to the terms of any applicable collective bargaining agreement the Company shall have the same right to terminate the employment of any Employee following the Closing and to adopt such compensation, incentive and benefit programs as it shall determine in its sole judgment as it has on the date hereof.

                    (b)          From and after the Closing Date, Buyer shall maintain for all Employees credit for any service with the Company earned prior to the Closing Date:

(i)	for eligibility and vesting (but not benefit accrual) purposes and

(ii)	for purposes of vacation accrual and severance benefits

under any employee benefit plan, program or arrangement that is established or maintained by the Company on or after the Closing Date (the “Buyer Benefit Plans”).  In addition, Buyer shall (i) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any Buyer Benefit Plans to the extent required by the Health Insurance Portability and Accountability Act of 1996, and (ii) take into account any covered expenses incurred on or before the Closing Date by any Employee (or covered dependent thereof) for purposes of satisfying applicable deductible provisions after the Closing Date under any applicable Buyer Benefit Plan.  Buyer will, or will cause the Company to, maintain Buyer Benefit Plans for the benefit of Non-Union Employees and their dependents that are, in the aggregate, substantially similar to the employee benefit plans, programs or arrangements that the Buyer provides to its similarly situated employees, provided that, for the avoidance of doubt, collective bargaining agreements are deemed to not be substantially similar plans, programs or arrangements for the benefit of Non-Union Employees and their dependants.  Subject to Section 5.8(h), Buyer’s health benefit plan shall be responsible for all benefits incurred on and after the Closing Date by eligible Employees and their covered dependents. Seller’s health plan shall be responsible for all benefits incurred prior to the Closing Date by eligible Employees and their covered dependants as determined under the terms of Seller’s plan.  Notwithstanding the foregoing, costs and expenses (be they administrative, direct payment of expenses or otherwise) of Seller under or in connection with the operation of the preceding sentence for benefits rendered on or after the Closing Date for eligible Employees and their covered dependents as of the Closing Date shall be for the account of Buyer, which shall reimburse Seller therefor up to an amount no greater than $325,000.  Such reimbursement shall occur within twenty (20) days after receipt of a reasonably detailed notice thereof, provided that the date that the underlying benefits were rendered is reasonably ascertainable.

                    (c)          Notwithstanding any limitation in Sections 5.8(a) or 5.8(b) above, Buyer shall, and shall cause the Company to, honor any collective bargaining agreements, including without limitation any amendments, addenda or memoranda of understanding relating or entered into in connection therewith, by which the Company is bound on the date hereof, with such changes therein as may be agreed to in the Ordinary Course of Business, or with Buyer’s consent (which shall not be unreasonably withheld), between the date hereof and Closing.  Employees whose terms and conditions of employment are subject to any such collective bargaining agreements are hereinafter referred to as “Union Employees.”  All other Employees are referred to as “Non-Union Employees.”

                    (d)          401(k)/Savings Plans.

                                   Non-Union Employees

               (i)          As soon as practicable, but in any event within 90 days, following Closing, Buyer will establish, or designate, a savings plan qualified under Code Section 401(a) and including a cash or deferred feature under Code Section 401(k) and a related trust thereunder which shall be exempt under Code Section 501(a) (collectively “Buyer’s Savings Plan”) for the benefit of Non-Union Employees.  Buyer’s Savings Plan may be sponsored by Buyer or any other entity controlled, within the meaning of Code Section 414, by Buyer.

               (ii)         Buyer shall allow Non-Union Employees to participate in the Buyer’s Savings Plan on terms and conditions substantially similar to its similarly situated employees, with service credit as provided under Section 5.8(b) above.

               (iii)        All Non-Union Employees will fully vest in their accounts held under Seller’s savings plan qualified under Code Section 401(a) and including a cash or deferred feature under Code Section 401(k) (“Seller’s 401(k) Plan”) as of the Closing Date.  Buyer will cause the Buyer’s Savings Plan to accept the rollover, by direct or indirect rollover, as selected by each Non-Union Employee, of that portion of the Non-Union Employee’s accounts in Seller’s 401(k) Plan that constitutes an “eligible rollover distribution” as that term is defined by Section 402(c)(4) of the Code, provided that at the time a Non-Union Employee elects such a rollover that Non-Union Employee is employed by the Buyer or an employer under Buyer’s control within the meaning of Section 414 of the Code.  Any such rollover will be effected in cash and, as applicable, any notes evidencing loans from the Seller’s 401(k) Plan to the Non-Union Employee electing such rollover.  Buyer and Seller will, and will cause the trustees of their respective 401(k) plans to, cooperate with each other with respect to the rollover of the eligible rollover distribution portions of the Non-Union Employees’ account balances in the Seller’s 401(k) Plan to the Buyer’s Savings Plan.

Union Employees

              (i)          Buyer will, or will cause the Company to, assume and continue in effect the 401(k) plan maintained for the benefit of Union Employees on the date hereof, in accordance with the terms of the applicable plan documents and collective bargaining agreement.

                    (e)          Vacation and Sick Leave.  Buyer will, and will cause the Company to honor all vacation pay and sick leave accrued by any Employee of the Company as of the Closing Date to the extent reflected in the Closing Working Capital.

                    (f)          Severance Benefits.  Buyer will, and will cause the Company to pay severance benefits to any Employee terminated with the one year period following closing, that are at least equal to the severance benefits to which such Employee would be entitled under the terms of the applicable severance plan on the date hereof.

                    (g)          WARN Act.  The Buyer shall be solely responsible for any Claim arising under the Worker Adjustment Retraining Notification Act, or any equivalent state or local statute or ordinance requiring the provision of notices to Employees affected by a plant closing, mass layoff, or the like (collectively, the “WARN Act”), relating to or arising from the failure to retain in employment, or the termination or layoff of any Employees or any other employment decision made by Buyer on or after the Closing Date.

                    (h)          COBRA and Disability Benefits.  Following the Closing Date, Seller shall continue to maintain a group health plan and disability plans.  Therefore,  Seller agrees and covenants that it shall be responsible for providing (i) continuing short-term and long-term disability benefits under the terms of its plans for any employee or former employee of the Company who is entitled to payments of such benefits as of the Closing Date and (ii) continuation coverage as required by COBRA to those employees of the Company and any other qualified beneficiaries under COBRA with respect to such employees who have a COBRA qualifying event prior to or as of the Closing Date.  Notwithstanding the foregoing sentence, all costs and expenses (be they administrative, direct payment of expenses or otherwise) incurred by Seller under or in connection with the provision of short-term disability benefits pursuant to the operation of this Section 5.8(h) on and after the Closing Date to eligible Employees entitled to short-term disability payments prior to the Closing Date shall be for the account of Buyer, which shall reimburse Seller therefor up to an amount no greater than $325,000.  Such reimbursement shall occur within twenty (20) days after receipt of a reasonably detailed notice thereof.  Seller shall indemnify and hold Buyer and the Company harmless from any and all damages, liabilities, claims or expenses incurred by Buyer and the Company as a result of the failure of Seller to comply with the terms of its disability plans or any of the requirements of COBRA, including applicable notice requirements.

          Section 5.9.     Termination of Affiliate Relations; Indebtedness; Release of Liens.

                    (a)          All agreements between the Company, on the one hand, and Seller and its Affiliates, on the other hand, shall be terminated as of the Closing, and all obligations and liabilities thereunder shall have been satisfied.

                    (b)            Prior to the Closing Date, Seller and the Company shall secure all Financial Releases.

          Section 5.10.     Directors and Officers; Other Relationships.  On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all directors or members of other similar governing body of their position as a directors (and, if requested by Buyer prior to Closing, of officers of their position as an officer) of the Company.  At the Closing, Buyer, effective immediately after the Closing, shall appoint new directors, officers, general partners and other replacements for Affiliates of Seller who resign in accordance with Section 5.10.  Seller and its Affiliates shall have no liability for the activities or services terminated in accordance with this Section 5.10 for any period after the Closing.

          Section 5.11.     Intercompany Liabilities.  Prior to the Closing, Seller shall, and shall cause each of its Subsidiaries to, settle all intercompany accounts that are unpaid as of the Closing Date between the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand (the “Intercompany Liabilities”).

          Section 5.12.     Covenant Not to Compete.  Seller agrees that, during the 3-year period immediately following the Closing, Seller shall not and shall cause its Subsidiaries, not to, within those countries set forth in Section 5.12 of the Company Disclosure Schedule, engage, directly or indirectly, in or directly or indirectly acquire, any ownership interest in any firm, corporation, partnership, proprietorship, limited liability company or other business entity that engages in the manufacturing of nitrogen (a “Competing Business”); provided, however, (i) that the restrictions contained in this Section 5.12 shall not restrict the ownership by Seller, its Subsidiaries, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Competing Business, (ii) it shall not be a violation of this Section 5.12 to operate a Competing Business that has been acquired by such Person, provided that such Competing Business accounted for less than 10% of the net revenues of the total business acquired and such Competing Business is sold within 12 months of such acquisition, (iii) nothing herein contained shall be construed to prevent Seller or its Affiliates from acquiring or merging with any business, Person or entity fifty percent (50%) or more of whose consolidated revenues for the most recently completed fiscal year prior to such acquisition were derived from businesses other than a Competing Business and, in such case, continuing to operate such Competing Business, (iv) nothing herein contained shall be construed to prevent Seller or its Affiliates from being acquired (through a merger or otherwise) by any business, Person or entity (a “Potential Acquirer”) who operates a Competing Business and who after such acquisition continues to operate a Competing Business so long as Seller and its direct subsidiaries do not operate a Competing Business and (v) that this Section 5.12 shall not apply to, prohibit or in anyway inhibit the Seller or its Subsidiaries from owning or operating its facility in North Bend, Ohio; provided, further that nothing in Section 5.12 shall prohibit the Seller or its Subsidiaries from buying, selling, trading or hedging natural gas, nitrogen or fertilizer in the Ordinary Course of Business.

          Section 5.13.     Delivery of Records and Preservation of Records.

                    (a)            Seller shall cause the Company to be in possession and control, as of the Closing Date, of all books and records relating to the Company including, but not limited to, all such books and records related to the Company’s contracts, assets, personnel matters, benefits plans, accounting matters, tax matters and legal matters, provided that the Seller may redact any portions of such books and records that do not relate to the ongoing operations of the Company.

                    (b)          Subject to Section 5.7 hereof (relating to the preservation of Tax records), Seller and Buyer agree that each of them shall (and shall cause the Company to) preserve and keep the records held by them relating to the respective businesses of the Company for a period of 5 years from the Closing Date and shall make such records and appropriate personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of Seller, the Company, Buyer or any of their Affiliates or in order to enable the Company, Seller or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby and as required by Seller to comply with its financial reporting and other obligations under applicable debt agreements, and securities, tax and other laws and regulations.  In the event Seller or Buyer wish to destroy (or permit to be destroyed) such records after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.  Buyer will cause the Company to provide to Seller, within 60 days of Closing, the monthly reporting information (in form and substance) customarily provided to Seller by the Company and such other financial information as reasonably requested with respect to the Company’s consolidated operations for the period and/or periods up to Closing.  In addition, Buyer shall cause the Company’s employees, agents and representatives to cooperate and assist Seller in the preparation of the Seller’s financial statements for each period prior to Closing, including in connection with the audit of the Seller’s financial statements for any such period.

          Section 5.14.     Notification of Certain Matters.  Seller shall give prompt notice to Buyer of (a) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to have a material adverse effect on the Company, or that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (b) the failure of any condition precedent to Buyer’s obligations set forth in Sections 6.1(a) through 6.1(m), (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Acquisition, (d) any notice or other communication from any Governmental Authority in connection with the Acquisition, or (e) any action, suit or proceeding, claim, arbitration, litigation or investigation commenced relating to Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14; provided that (i) the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect any remedies available to Buyer, and (ii) disclosure by Seller shall not be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant or agreement.

          Section 5.15.     Use of Certain Names.  Seller agrees that, for a period of 30 days after the Closing Date, the Company may continue to distribute product literature that uses any Names and distribute products with labeling that uses any Names to the extent that such product literature and labeling exists on the Closing Date and Buyer has marked, or has caused the Company to mark, such product literature and such labeling to obliterate the Names, or, has otherwise provided notice, or has caused the Company to otherwise provide notice, that the Company has been sold to Buyer and is independent of Seller.  In no event shall Buyer, the Company or their respective Subsidiaries use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Company during the 180-day period preceding the Closing Date.  “Names” means “Royster-Clark Nitrogen, Inc.” or any name, logo or trademark that includes “Royster-Clark Nitrogen, Inc.”

          Section 5.16.     Financing.  Buyer shall use commercially reasonable efforts to obtain Financing Arrangements, including using commercially reasonable efforts to obtain (a) within twenty (20) days after the date hereof, a term sheet or term sheets executed by the proposed lender(s) with respect to any portion of such Financing Arrangements comprised of third-party loans and (b) within sixty (60) days after the date hereof, a term sheet or term sheets executed by the proposed investors with respect to any portion of the Financing Arrangements comprised of sales of equity.  Buyer agrees that it shall provide copies of such documents to Seller promptly after obtaining them.

          Section 5.17.     Patent Assignments.  Seller shall cause Royster-Clark Agribusiness, Inc. to deliver at Closing, executed patent assignments for the assignment of the patents set forth in Section 5.17 of the Company Disclosure Schedule to the Company in a form reasonably satisfactory to Buyer.

          Section 5.18.     Financial Statements and Reports and Consents of Accountants.

                     (a)          The Seller will use commercially reasonable efforts to deliver to the Buyer as promptly as practicable for inclusion in the Proxy Statement (A) annual audited financial statements of the Company for the three fiscal years ended December 31, 2004, including a balance sheet as of December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which statements shall be prepared in accordance with GAAP and accompanied by the signed auditor report and auditor consent of the Company’s independent auditors as of the date of this Agreement (the “Current Auditors” ) required by Regulation S-X so that the Seller or Rentech Inc. may file such statements with the SEC (collectively the “SEC Audited Financials” ) and (B) unaudited financial statements of the Company through the calendar quarter month end for the interim period nearest the date on which Rentech, Inc. files the Proxy Statement, including a balance sheet and related statements of operations and cash flows (including such additional financial statements of the Company as may be required by Regulation S-X as a result of the purchase accounting adjustments to the financial statements of the Company occasioned by Seller’s parent’s initial public offering on July 22, 2005 and related events), which statements shall be prepared in accordance with GAAP and reviewed by the Current Auditors so that the Seller or Rentech, Inc. may file such statements with the SEC (collectively the “SEC Unaudited Financials” ).

                    (b)          Seller will use commercially reasonable efforts to deliver to the Buyer on the date required to be filed by Rentech, Inc. with the SEC in connection with (i) any amendments to the Proxy Statement, including the definitive Proxy Statement and (ii) the Form 8-K required by item 2.01 and item 9.01 to be filed by Rentech, Inc. after the Closing (to the extent required by Regulation S-X), (A) updated SEC Audited Financials, including annual audited financial statements of the Company for the fiscal year ended December 31, 2005, including a balance sheet as of December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2005, which statements shall be prepared in accordance with GAAP and accompanied by the signed auditor report and auditor consent of the Current Auditors required by Regulation S-X so that the Seller or Rentech, Inc. may file such statements with the SEC and (B) updated SEC Unaudited Financials, including unaudited financial statements of the Company through the calendar quarter month end for the interim period nearest the date of the amended Proxy Statement and the Closing Date, as applicable, including a balance sheet and related statements of operations and cash flows, which statements shall be prepared in accordance with GAAP and reviewed by the Current Auditors so that the Seller or Rentech, Inc. may file such statements with the SEC.

                    (c)          Buyer shall pay for the fees and costs of the Current Auditors associated with the additional incremental work required to prepare standalone updated SEC Audited Financials for 2005 and updated SEC Unaudited Financials for interim periods in 2006 and any other materials required under Section 5.18(b) (for the avoidance of doubt, Buyer shall not be obligated to pay for the fees and costs of the Current Auditors associated with work required to prepare the consolidated audited and unaudited financial statements of the Seller, including those related to the Company) in the following circumstances: (A) upon the Closing or (B) promptly after the termination of this Agreement pursuant to Sections 8.1(a)(2)-(4), provided that Seller shall not have been in material breach of any of its obligations or representations or warranties under this Agreement at the time of such termination and the Deposit shall have been returned to Buyer.

                    (d)          The Seller, at the Buyer’s cost, will use commercially reasonable efforts to cause the Current Auditors to provide the Buyer with such signed auditor reports and auditor consents as the Buyer or Rentech, Inc. may reasonably require after the Closing for as long as the SEC Audited Financials, as updated pursuant to Section 5.18(b), are required to be filed by the Buyer or Rentech, Inc. pursuant to Regulation S-X and incorporated by reference into a Rentech, Inc. registration statement.

                    (e)          The Seller, at the Buyer’s cost, will cooperate and will use commercially reasonable efforts to cause the Current Auditors to cooperate with the Buyer to prepare such pro forma financial statements as are required to be filed by the Buyer or Rentech, Inc. with respect to the closing of the transactions contemplated by this Agreement.

          Section 5.19.   Proxy Statement and Stockholder Approval.

                    (a)          As promptly as practicable after the execution of this Agreement (and in any event no later than December 14, 2005 plus any Tolling Days related to the delivery of the Company Proxy Materials after December 1, 2005), Buyer shall ensure that Rentech, Inc. shall prepare and file with the SEC a preliminary proxy statement requesting that Rentech, Inc.’s stockholders approve the transactions contemplated by this Agreement and the Financing Arrangements, as well as annual meeting business (together with any amendments thereof or supplements thereto, the “Proxy Statement” ).

Seller shall use commercially reasonable efforts to furnish all information concerning the Company’s historical business and financial statements and affairs requested by Buyer as may be required or reasonably deemed by Buyer and Seller appropriate for inclusion in the Proxy Statement and responses to any comments by the SEC, including without limitation, the Company Proxy Materials, and use commercially reasonable efforts to cause its counsel and Current Auditors to cooperate with Buyer’s counsel and auditors in the preparation of the Proxy Statement.  Seller shall cooperate reasonably with Buyer in responding to any comments by the SEC.  Prior to the filing Proxy Statement and any amendments or supplements thereto, Seller shall have a reasonable opportunity to review and consent (acting reasonably) to the materials comprising such filings.  Buyer shall ensure that Rentech, Inc. will use commercially reasonable efforts to respond to any comm ents, questions or requests for information made by the SEC with respect to the Proxy Statement as promptly as practicable (and in any event, Buyer shall respond within seven (7) calendar days to all non-accounting related questions, comments or information requests).  Buyer shall ensure that Rentech, Inc. shall use its commercially reasonable efforts to cause the Proxy Statement to become a definitive Proxy Statement which can properly be mailed to stockholders in accordance with the rules and regulations of the SEC without further review by the SEC as promptly as practicable after the date of filing.  As promptly as practicable after the definitive Proxy Statement is available, the Buyer shall cause Rentech, Inc. to mail the definitive Proxy Statement to the stockholders of Rentech, Inc.

                    (b)          Seller shall provide any information under this Section 5.19 in good faith and update Buyer promptly in the event Seller has Knowledge that such information contains any material misstatement or omits any material fact necessary to make such information not misleading prior to the Closing.

                    (c)          The Buyer shall ensure that Rentech, Inc. uses commercially reasonable efforts to satisfy the condition set forth in Section 6.1(k) within thirty (30) calendar days of the date the definitive Proxy Statement can be properly mailed to the stockholders of Rentech, Inc. in accordance with the rules and regulations of the SEC without further review by the SEC pursuant to Section 5.19(a), including by causing Rentech, Inc. to take all action necessary under its organizational and governing documents, and under all Applicable Laws, to call, give notice of and hold a meeting of its stockholders to vote and provide all approvals necessary.  The Buyer shall ensure that the Board of Directors of Rentech, Inc. recommends that its stockholders approve the transactions contemplated by this Agreement and the Financing Arrangements.

ARTICLE VI

CONDITIONS TO CLOSING/POST-CLOSING DELIVERIES

          Section 6.1.     Conditions to Buyer’s Obligations.  The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing by Buyer in whole or in part:

                    (a)          each of the representations and warranties of Seller contained in this Agreement, (i) to the extent qualified by materiality, shall be true and correct and (ii) to the extent not qualified by materiality, shall be true and correct in all material respects, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (x) that representations and warranties that are made as of a specific date need be true and correct only as of such date; and (y) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date);

                    (b)          Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date;

                    (c)          Seller shall have delivered to Buyer a certificate dated as of the Closing Date signed by Seller in form reasonably satisfactory to Buyer, confirming the satisfaction in all respects of the conditions contained in paragraphs (a) through (b) of this Section 6.1;

                    (d)          the parties hereto shall have made and obtained all Governmental Consents set forth in Section 6.1(d) of the Company Disclosure Schedule;

                    (e)          Seller shall have delivered to Buyer evidence that upon payment of the Aggregate Cash Consideration, Seller shall provide Buyer with the Financial Releases;

                    (f)          Seller shall have delivered to Buyer a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations in a form reasonably satisfactory to Buyer;

                    (g)          Seller shall have duly executed and delivered to Buyer the Distribution Agreement;

                    (h)          Seller shall have obtained the consent of each Person whose consent is required under Section 6.1(h) of the Company Disclosure Schedule;

                    (i)          Good Standing and Other Certificates.  Seller shall have delivered to Buyer (A) a copy of the Company’s Certificate of Incorporation as in effect on the Closing Date, including all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, (B) a certificate from the Secretary of State or other appropriate official of its jurisdiction of incorporation to the effect that the Company is in good standing or subsisting in such jurisdiction and listing all charter documents of the Company on file, (C) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State, (D) a certificate as to the tax status of the Company from the appropriate official in its jurisdiction of incorporation and each State in which the Company is qualified to do business and (E) a copy of the By-Laws of the Company, certified by the Secretary of the Company as being true and correct and in effect on the Closing Date;

                    (j)          Financing.  Buyer shall have obtained Financing Arrangements sufficient to consummate the transactions contemplated herein, including approval from the American Stock Exchange of Rentech, Inc.’s listing application for the issuance of shares of capital stock pursuant to the terms of the Financing Arrangements;

                    (k)          Stockholder Approval. The stockholders of Rentech, Inc. shall have approved the transactions contemplated by this Agreement and the Financing Arrangements; and

                    (l)          Title Insurance.  Buyer shall have received, at Buyer’s expense, the commitment of Chicago Title Company (“Title Company”) to issue, with respect to the Owned Properties and Appurtenant Easements, an endorsement to the existing Title Insurance Policy insuring the Company and delivered to Buyer which shall include (A) subject to the following proviso, an endorsement deleting the standard exclusion from coverage for loss or damage sustained by reason of the Title Company’s denial of liability under the Title Insurance Policy by reason of knowledge of officers of the Company on or prior to the Closing Date imputed to the Company after the Closing Date (“Non-Imputation Coverage”), (B) updating the date of the existing Title Insurance Policy to the Closing Date, and (C) insuring over any matter which is not a Permitted Exception or other matter reasonably acceptable to Buyer, provided that such Non-Imputation Coverage shall be a condition to Buyer’s obligations only if the Title Company will provide it without any representation, indemnity or other undertaking or agreement by Seller other than Seller’s delivery of (i) executed affidavits of the appropriate officers of the Company substantially in the form attached hereto as Exhibit C, disclosing no items other than the matters disclosed pursuant to this Agreement, and (ii) an executed indemnity of Seller substantially in the form attached hereto as Exhibit D.  If the Title Company imposes any other conditions to the issuance of the Non-Imputation Coverage (other than payment of any premium by Buyer), then clause (A) above shall be deemed deleted from this Section, unless Title Company agrees to waive such other conditions.  It is further agreed by Buyer and Seller that the Title Insurance Policy will also be endorsed, on or prior to the Closing Date, to reflect (a) the acquisition by the Company prior to the Effective Date of the fee simple title to the three (3) parcels identified in the Title Insurance Policy as Tract 1, Tract 2 and Tract 3 (as exceptions from the description of Parcel 1 in Exhibit A), and (b) the identification of the zoning classification and permitted uses of the land as of the date of the Title Insurance Policy in the ALTA Endorsement Form 3.1 currently made part of the Title Insurance Policy.

          Section 6.2.     Conditions to Seller’s Obligations.  The obligations of Seller to effect the transactions contemplated hereby shall be subject to fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which may be waived in whole or in part by Seller in writing:

                    (a)          each of the representations and warranties of Buyer contained in this Agreement, (i) to the extent qualified by materiality, shall be true and correct and (ii) to the extent not qualified by materiality, shall be true and correct in all material respects, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except (x) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (y) as contemplated or permitted by this Agreement to change between the date of this Agreement and the Closing Date);

                    (b)          Buyer shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

                    (c)          Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, from a senior executive officer of Buyer confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 6.2;

                    (d)          the parties hereto shall have made or obtained all Governmental Consents set forth on Section 6.2(d) of the Company Disclosure Schedule;;

                    (e)          Seller shall have received the Aggregate Cash Consideration;

                    (f)          the parties shall have executed the Distribution Agreement;

                    (g)          Seller shall have obtained the necessary consents on Schedule 6.2(g); and

                    (h)          338(h)(10) Election Forms.  The Buyer shall have provided to Seller an Internal Revenue Service Form 8023 executed and filled out by the Buyer and in a form reasonably satisfactory to Seller, along with any equivalent forms required under state, local or foreign Tax law requested by Seller and in a form reasonably satisfactory to Seller.  Seller shall execute Form 8023 and it shall be sent to the appropriate Internal Revenue Service Center at Closing.

          Section 6.3.     Mutual Conditions.  The obligations of Seller, on the one hand, and Buyer, on the other hand, to effect the Closing shall be subject to the condition that no Order of any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, that no proceeding initiated by any Governmental Authority seeking an injunction shall be pending and that no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

          Section 7.1.     Survival.  The representations and warranties contained in this Agreement and any covenants required to be performed at or prior to Closing (together, the “Interim Covenants”) shall survive the Closing until the date that is 18 months after the Closing Date; provided that the representations and warranties contained in Sections 3.2 and 3.3 and all of the covenants and agreements contained herein (other than the Interim Covenants) shall survive indefinitely and the representations, warranties and covenants contained in Section 3.15 and Section 5.7 shall not expire until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligation to indemnify and hold harmless shall not terminate with respect to claims for misrepresentations or breach of warranties or covenants which have been the subject of a Claims Notice to the Indemnifying Party before the termination of the applicable Survival Period.

          Section 7.2.     Indemnification.

                    (a)          From and after the Closing Date and subject to Article VII, Seller agrees to indemnify and hold harmless Buyer and its Affiliates (including the Company) against and in respect of any and all losses, claims, damages, liabilities, reasonable costs and expenses, including reasonable legal fees and expenses (“Losses”), resulting or arising from or otherwise relating to (i) any breaches of Seller’s representations and warranties set forth in Article III of this Agreement, (ii) any nonfulfillment of or failure to comply with any covenant or agreement of Seller set forth in this Agreement or (iii) any Pre-Closing Taxes as set forth in Section 5.7 and Taxes resulting from the Company being severally liable for any Taxes of the Group or any other consolidated group of which the Company was a member prior to the Closing Date pursuant to Treasury Regulations §1.1502-6 or any analogous state, local or foreign Tax provision, any Tax imposed upon or relating to the Company as a transferee or successor, by contract, or otherwise as a result of a pre-Closing action of the Company, any Tax arising directly or indirectly from a breach or inaccuracy of a representation or warranty set forth in Section 3.15, any Section 338 Tax, or (iv) any Losses incurred by the Company solely by reason of the joint and several liability provisions of ERISA and the Code with respect to (1) any employee pension benefit plan subject to Title IV of ERISA, or section 412 of the Code, including any Multiemployer Plan maintained or contributed to by any ERISA Affiliate (other than the Company and its Subsidiaries) or (2) non-compliance by any ERISA Affiliate (other than the Company and its Subsidiaries) with the notice and benefit continuation requirements of COBRA.

                    (b)          From and after the Closing Date and subject to Article VII, Buyer shall indemnify and hold harmless Seller and its Affiliates against and in respect of any and all Losses resulting or arising from or otherwise relating to (i) any breaches of Buyer’s representations and warranties set forth in this Agreement or (ii) any nonfulfillment of or failure to comply with any covenant or agreement of Buyer set forth in this Agreement.

                    (c)          Any payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Consideration.

                    (d)          Payment in full of any amount due under Section 7.2(a)(iii) shall be made to the Buyer in immediately available funds at least five Business Days before the date for payment of the Taxes to which such payment relates is due.  The Tax indemnities contained in Section 7.2(a)(iii) shall not be subject to any threshold or other limitations contained in this Agreement.

          Section 7.3.     Method of Asserting Claims, Etc.  The obligations and Liabilities of any party hereto against which indemnification is sought hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to this Section 7.3.

                    (a)          Promptly after receipt by any Indemnified Party of notice of any demand or claim or the commencement of any action, proceeding or investigation (an “Asserted Liability”) that could reasonably be expected to result in Losses, the Indemnified Party shall promptly give written notice thereof (a “Claims Notice”) to the party obligated to provide indemnification pursuant to Section 7.2(a) or Section 7.2(b).  Each Claims Notice shall describe the Asserted Liability in reasonable detail and shall, to the extent reasonably possible, indicate the amount (estimated, if necessary) of the Losses that have been or may be suffered by the Indemnified Party.  The rights of any Indemnified Party to be indemnified hereunder shall not be adversely affected by its failure to give, or its failure to timely give, a Claims Notice with respect thereto unless, and if so, only to the extent that, the Indemnifying Party is prejudiced thereby.

                    (b)          The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of a Claims Notice from the Indemnified Party to assume the defense of such Asserted Liability, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party.  If the Indemnifying Party elects not to defend against, negotiate or settle with any Asserted Liability which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Asserted Liability.  If the Indemnified Party defends any Asserted Liability, then the Indemnifying Party shall reimburse the Indemnified Party for the Losses of defending such Asserted Liability upon submission of periodic bills.  If the Indemnifying Party shall assume the defense of any Asserted Liability, the Indemnified Party may participate, at his or its own expense, in the defense of such Asserted Liability; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the written opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation required under applicable standards of professional responsibility; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all indemnified parties in connection therewith.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Asserted Liability.  Subject to the foregoing, if the Indemnifying Party elects to compromise or defend such Asserted Liability, the Indemnified Party shall, subject to clause (c) below, cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability.  If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall, make available to the Indemnifying Party any books, records or other documents within its control, and the reasonable assistance of its employees, for which the Indemnifying Party shall be obliged to reimburse the Indemnified Party the reasonable out-of-pocket expenses of making them available.

                    (c)          If any Indemnifying Party has assumed the defense of an Asserted Liability in accordance with the terms hereof, he, she or it shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability without the consent of the Indemnified Party if (i) the settlement involves solely monetary damages, (ii) the Indemnifying Party expressly agrees in writing to the Indemnified Party that, as between the two, the Indemnifying Party is solely obligated to satisfy and discharge the claim and (iii) the Indemnified Party receives an unconditional release of liability.  If the foregoing conditions are not satisfied, the Indemnifying Party shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability only upon receipt of the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  If the Indemnified Party does not give such consent, the Indemnifying Party shall resume the diligent defense of the Asserted Liability.  Regardless of whether the Indemnifying Party elects to assume the defense of the Asserted Liability in accordance with the terms hereof, the Indemnified Party shall not admit any liability with respect to, consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

                    (d)          After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to an Asserted Liability hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within 10 Business Days after the date of such notice.

          Section 7.4.     Environmental Procedures.  Notwithstanding any other provisions contained in this Agreement, Seller shall have the right to direct, manage and control, and take such actions as are reasonably necessary in connection with, any Remediation or defense or other resolution of any claim, event or condition subject to indemnification under or arising from the breaches of Seller’s representations and warranties set forth in under Section 3.18, and Buyer shall provide Seller with access to the Company property reasonably necessary for Seller to exercise their rights under this Section 7.4.  Seller’s obligations to indemnify for any Environmental Liability pursuant to this Article VII or to conduct any Remediation shall be deemed satisfied so long as the remedy (i) complies with the minimum and least stringent standards enforceable under applicable Environmental Laws, and (ii) is approved or authorized by Governmental Authorities with jurisdiction over such matters, where such approval or authorization is required by applicable Environmental Laws (the “Remediation Standard”).  Seller may use the most commercially reasonable and cost-effective method of achieving the Remediation Standard, including the use of commercial, industrial and/or other forms of non-residential cleanup criteria and the use of environmental land use restrictions or similar institutional controls.  Buyer agrees that, if such environmental land use restrictions or similar institutional controls are approved or authorized by Governmental Authorities or Environmental Laws, as applicable, Buyer will execute any required documents and will cooperate with Seller in the recording, on the applicable land records, of such environmental land use restrictions or similar controls; provided, however, such land use restrictions or similar institutional controls do not render the Company Properties unsuitable for use as such Company Properties were used immediately prior to and up to the Closing.

          Section 7.5.     Indemnification Amounts/Seller.  Except for Losses arising from breach of Sections 3.2, 3.3, 3.15 and 3.22, Seller shall not have liability for Seller’s breach of representations and warranties under Section 7.2(a)(i) and for breach of any of the Interim Covenants until the aggregate amount of Buyer’s Losses attributable to indemnification claims under such section exceeds $625,000 (the “Basket Amount”); provided, however, that Seller shall be liable only for the amount by which all Losses exceed the Basket Amount; provided, further, that no individual claim for a breach of a representation or warranty under Section 7.2(a)(i) or a breach of any of the Interim Covenants may be made under Section 7.2 unless such claim is in an amount of $25,000 or greater.

The maximum liability of Seller for Losses as a result of breaches of representations and warranties under Section 7.2(a)(i) and for breach of any of the Interim Covenants shall not exceed $6,125,000; provided that this limitation shall not apply to Losses arising from a breach of the representations made in Sections 3.2, 3.3, 3.15 and 3.22 and will not apply to breaches of any covenant or agreement (other than the Interim Covenants), including any covenant or agreement in Article II or V (other than the Interim Covenants).

          Section 7.6.     Indemnification Amounts/Buyer.  Except for Losses arising from breach of Sections 4.1, 4.2 and 4.4, Buyer shall not have liability for Buyer’s breach of representations and warranties under Section 7.2(b)(i) and for breach of any of the Interim Covenants until the aggregate amount of Seller’s Losses attributable to indemnification claims under such section exceeds the Basket Amount; provided, however, that the Buyer shall be liable only for the amount by which all Losses exceed the Basket Amount.

          Section 7.7.     Losses Net of Insurance, Etc.  The amount of any Loss for which indemnification is provided under Section 7.2 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually recovered in respect of such Loss (each source named in clauses (i) and (ii), a “Collateral Source”), (iii) an amount equal to the actual Tax benefit realized with respect to such Loss and (iv) any specific accruals or reserves (or overstatement of liabilities in respect of actual liability) included in the Closing Statement.  Subject to the foregoing, the parties shall take and shall cause their Affiliates to take all commercially reasonable steps to (i) mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto and (ii) seek recovery from all Collateral Sources.  If the amount to be netted hereunder from any payment required under Section 7.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article VII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VII had such determination been made at the time of such payment.

          Section 7.8.     Sole Remedy/Waiver.

                    (a)          Buyer acknowledges and agrees that the remedies provided for in this Agreement shall be Buyer’s sole and exclusive remedy vis-à-vis Seller with respect to the subject matter of this Agreement.  In furtherance of the foregoing, except as aforesaid, Buyer hereby waives and releases, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates, with respect to the subject matter of this Agreement and the transactions contemplated hereby arising under or based upon any Applicable Law (including Environmental Laws).

                    (b)          Seller acknowledges and agrees that the remedies provided for in this Agreement shall be its sole and exclusive remedy vis-à-vis Buyer with respect to the subject matter of this Agreement and further acknowledges that it shall have no claim against the Company for any Liability or any other matters whatsoever arising prior to or relating to any period before Closing.

In furtherance of the foregoing, except as aforesaid, Seller hereby waives and releases, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Buyer or any of its Affiliates, with respect to the subject matter of this Agreement and the transactions contemplated hereby arising under or based upon any Applicable Law (including Environmental Laws).

          Section 7.9.     No Consequential Damages.  Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for consequential, incidental, special, unforeseen, exemplary or punitive damages, lost profits or for diminution in value that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder.

ARTICLE VIII

TERMINATION

          Section 8.1.     Termination.

          (a)          Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing as follows:

(1) by the mutual written consent of Buyer and Seller;

          (2)     by either Seller or Buyer if an Order of a competent Governmental Authority enjoining Seller or Buyer from consummating the transactions contemplated by this Agreement shall have been entered; provided that such Order shall have become final and nonappealable; provided further that a party may not terminate this Agreement pursuant to Section 8.1(a)(2) if it or its Affiliates’ failure to perform its obligations under this Agreement resulted in or substantially contributed to the issuance of such Order;

          (3)     by Seller, on the one hand, or by Buyer, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer (in the case of termination by Seller) or in this Agreement on the part of Seller (in the case of termination by Buyer), which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other;

          (4)     at the election of Buyer or Seller, if the Closing Date shall not occur on or before the earlier of (A) forty-five (45) days after the definitive Proxy Statement can properly be mailed to the stockholders of Rentech, Inc. in accordance with the rules and regulations of the SEC without further review by the SEC pursuant to Section 5.19 or (B) April 1, 2006 plus any Tolling Days, provided that, if the Closing Date shall not have occurred by the earlier of such dates in Subsection (A) or (B) above because Rentech, Inc. (i) was not able to mail the definitive Proxy Statement to its stockholders at least forty-five (45) days in advance of April 1, 2006 plus any Tolling Days in accordance with the rules and regulations of the SEC without further review by the SEC, (ii) was not able to complete its stockholders meeting and take a vote because such meeting had to be adjourned so that (x) Rentech, Inc. could solicit enough additional proxies to establish a quorum for a vote or (y) Rentech could respond to a restraining order blocking such stockholders meeting or (iii) was not able to issue shares of its capital stock to investors pursuant to the terms of the Financing Arrangements solely because the American Stock Exchange had not yet approved Rentech, Inc.’s listing application, then so long as Buyer is causing Rentech, Inc. to continue to use its commercially reasonable efforts to mail the definitive Proxy Statement in accordance with the rules and regulations of the SEC without further review by the SEC, take the required vote at the stockholders meeting and/or obtain American Stock Exchange approval of Rentech, Inc.’s listing application, in each case as promptly as practicable, Buyer may extend the later of such dates by up to ninety (90) calendar days in exchange for the payment of the Extension Fee for each calendar day of such extension (such date as it may be extended as provided for herein, the “Drop Dead Date”).

          Notwithstanding Sections 8.1(a)(2)-(4) hereof, a party who is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to Sections 8.1(a)(2)-(4).

                    (b)          The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party of a written notice of such termination.  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

          Section 8.2.     Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1:

                    (a)          This Agreement (other than Sections 5.4, 5.6, 8.1, 8.2 and Article IX, which provisions shall continue in full force and effect) shall forthwith become void and have no effect, except that Buyer, the Company or Seller, as the case may be, may have liability to the other parties if the basis of the termination is a willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement, and all rights and remedies, at law or in equity, of the nonbreaching parties under this Agreement shall in that instance be preserved.

                    (b)          The Deposit shall be returned to the Buyer, provided that, if (i) the Seller shall be eligible to terminate this Agreement in accordance with the final sentence of Section 8.1(a) and (ii) either the Seller or the Buyer shall have terminated this Agreement pursuant to Section 8.1(a)(4) in circumstances where the Buyer shall have failed to obtain Financing Arrangements sufficient to consummate the transactions contemplated herein on the Drop Dead Date, the listing approval required to satisfy Section 6.1(j) by the Drop Dead Date or the stockholder approval required to satisfy Section 6.1(k) by the Drop Dead Date, the Buyer shall receive the Deposit as a break fee, which shall be paid by release of the Deposit to Seller pursuant to the terms of the Escrow Agreement, and Seller will take all action thereunder necessary to ensure such payment is promptly made.

Buyer acknowledges and agrees that the delivery of the Deposit shall also be the sole remedy for any breaches by Buyer under this Agreement related to the failure of Buyer to obtain such Financing Arrangements or stockholder approval.  Receipt of the Deposit by the Seller shall not limit any other right or remedy existing in the Seller’s favor with respect breaches by Buyer under this Agreement that are unrelated to the failure by Buyer to obtain the Financing Arrangements or stockholder approval.  For purposes of this Section 8.2(b), the Buyer shall be deemed to have obtained Financing Arrangements sufficient to consummate the transactions contemplated herein if the Buyer or Rentech, Inc. shall have entered into definitive agreements with debt and/or equity investors to provide sufficient financing for the consummation of the transactions contemplated herein and the conditions to the obligations of such investors to fund under such definitive agreements could reasonably be satisfied (assuming the closing of the transactions contemplated herein) on the Drop Dead Date.

ARTICLE IX

MISCELLANEOUS

          Section 9.1.     Amendments; Extension; Waiver.  (a) Subject to compliance with Applicable Law, this Agreement may be amended, altered, modified or waived by written instrument executed by each of the parties hereto, or in the case of waiver, by the party against whom the waiver is to be effective.

                    (b)          No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                    (c)          To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

          Section 9.2.     Entire Agreement.

                    (a)          The schedules and exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any schedule or any exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

                    (b)          This Agreement (including the schedules and exhibits hereto), together with the Confidentiality Agreement, constitutes the entire understanding and agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

          Section 9.3.     Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa.  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

          Section 9.4.     Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          Section 9.5.     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with written confirmation of transmission), (c) mailed by certified or registered mail (return receipt requested and obtained) or (d) delivered by an express courier (with written confirmation of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller:	Royster-Clark, Inc. 999 Waterside Drive 8th Floor Norfolk, VA 23510 Attention: G. Kenneth Moshenek, President Facsimile: (757) 222-9581

With a copy to:	Torys LLP 237 Park Avenue New York, NY 10017-3142 Attention: Richard G. Willoughby Facsimile: (212) 682-0200

If to Buyer:	Rentech Development Corporation 1331 17th Street, Suite 720 Denver, CO 80202 Attention: Amanda Darby Facsimile: (303) 298-8010

With a copy to:	Latham & Watkins LLP 633 West Fifth Street Los Angeles, CA 90071 Attention: Jeffrey Greenberg Facsimile: (213) 891-8763

          Section 9.6.     Binding Effect; Persons Benefiting; No Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and permitted assigns of the parties.  Except as set forth in the preceding sentence, nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  Without the prior written consent of each of the other parties hereto, this Agreement and the rights hereunder may not be assigned by any of the parties hereto; provided, however, that Buyer may collaterally assign this Agreement and any or all rights hereunder to any lender to Buyer providing financing in connection with the transactions contemplated hereby; provided, further, that Buyer may assign this Agreement and any or all rights hereunder to a wholly-owned subsidiary of Buyer; provided, further, that Buyer shall in each such case remain liable for its obligations under this Agreement.  Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to such assignee unless the context otherwise requires.

          Section 9.7.     Disclosure Schedules.  Seller may provide information to Buyer with respect to any matter hereafter arising or discovered which, if existing or known at date of this Agreement, would have been required to be set forth in the Company Disclosure Schedule; provided, that no such information shall constitute an amendment of the Company Disclosure Schedule or of any statement, representation or warranty in this Agreement; provided, further, that if Buyer elects to proceed with the Closing, the Company Disclosure Schedule shall be deemed amended to include such information effective upon the Closing and Buyer shall be precluded from making any claim for damages under Article VII hereof based on the Company Disclosure Schedule or any representation or warranty of Seller that has been so supplemented.  Inclusion of information or references to dollar amounts in the Company Disclosure Schedule shall not be construed as an admission that such information is material to Seller or the Buyer.  To the extent applicable, any matter set forth in the Company Disclosure Schedule which could, based solely on the substance of the disclosure itself, reasonably be determined to be applicable to another schedule on its face shall be deemed to be set forth in each other schedule to which it is applicable.  For the avoidance of doubt, if the Seller provides any information to Buyer pursuant to this Section 9.7 that would cause the failure of any condition precedent to Buyer’s obligations set forth in Sections 6.1(a) through 6.1(c) then the Buyer may terminate this Agreement pursuant to Section 8.1(a)(3) without liability and the Deposit shall be returned to Buyer.

          Section 9.8.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

          Section 9.9.     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of The State of New York without reference to the choice of law principles thereof.  To the fullest extent permitted by applicable law, Seller and Buyer hereby unconditionally and irrevocably waive any claim to assert that the law of any other jurisdiction governs this Agreement.  Seller and Buyer hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and in the absence of such Federal jurisdiction, Seller and Buyer consent to be subject to the exclusive jurisdiction of a court of The State of New York located in such district and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of Seller and Buyer (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  BUYER HEREBY CERTIFIES THAT NONE OF SELLER, SENIOR MANAGEMENT OR THEIR REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SELLER WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL.  FURTHER, BUYER ACKNOWLEDGES THAT SELLER RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT.

          Section 9.10.     Mutual Drafting.  The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

          Section 9.11.     Certain Understandings.  Each of the parties is a sophisticated legal entity or person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.  Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than this Agreement (including the Company Disclosure Schedule), (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth in this Agreement, and (iii) the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

          Section 9.12.     Specific Performance.  Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ROYSTER-CLARK, INC.

By:	/s/ Kenneth Moshenek

Name:	G. Kenneth Moshenek
Title:	President

RENTECH DEVELOPMENT CORPORATION

By:	/s/ Richard O. Sheppard

Name:	Richard O. Sheppard
Title:	President